Filed pursuant to Rule 424(b)(3)
                  Under the Securities Act of 1933, as amended
                           Registration No. 333-143300

                               CONOLOG CORPORATION
                         936,098 SHARES OF COMMON STOCK

                                   PROSPECTUS

This prospectus relates to the public offering of an aggregate of 936,098 shares of our common stock which may be sold from time to time by the Selling Stockholders named in this prospectus. These shares represent a portion of the 1,412,500 shares of the Company's common stock that are issuable upon conversion of convertible notes issued to subscribers in a private placement (the "Convertible Notes"). This portion was calculated as approximately 33% of the "public float" of the Company's common stock as of the date of the sale of the filing of the Company's Registration Statement on Form SB-2 on May 25, 2007, which was 2,836,441 shares.

Our common stock is traded on the Nasdaq Capital Market under the symbol "CNLG." The closing price of our common stock on July 5, 2007 was $1.94 per share.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 15 BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August 2, 2007

                                TABLE OF CONTENTS

                                                                            PAGE

    PROSPECTUS SUMMARY ................................................        3

    RECENT DEVELOPMENTS ...............................................        3

    FORWARD-LOOKING STATEMENTS ........................................       10

    THE OFFERING ......................................................       10

    RISK FACTORS ......................................................       15

    USE OF PROCEEDS ...................................................       17

    SELLING STOCKHOLDERS ..............................................       17

    PLAN OF DISTRIBUTION ..............................................       22

    LEGAL PROCEEDINGS .................................................       24

    DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS ......       24

    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ....       25

    DESCRIPTION OF SECURITIES .........................................       26

    INTERESTS OF NAMED EXPERTS AND COUNSEL ............................       27

    DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT
       LIABILITIES ....................................................       27

    DESCRIPTION OF BUSINESS ...........................................       28

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS ................       34

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ....................       40

    MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ..........       40

    EQUITY COMPENSATION PLAN INFORMATION ..............................       41

    EXECUTIVE COMPENSATION ............................................       42

    CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND
       FINANCIAL DISCLOSURE ...........................................       43

    WHERE YOU CAN FIND MORE INFORMATION ...............................       43

    UNAUDITED FINANCIAL STATEMENTS ....................................       44

    Report of INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM  ..........      F-1

    CONSOLIDATED BALANCE SHEETS......................................  F-2 - F-3

    CONSOLIDATED STATEMENTS OF OPERATIONS ...........................        F-4

    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY.......        F-5

    CONSOLIDATED STATEMENTS OF CASH FLOWS ...........................  F-6 - F-7

    NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS .................. F-8 - F-20

As used in this prospectus, the terms "we", "us", "our," the "Company" and Conolog means Conolog Corporation, unless otherwise indicated.

PROSPECTUS SUMMARY

OUR COMPANY

We provide digital signal processing and digital security solutions to electric utilities. We sell electromagnetic products to the military and provide engineering and design services to a variety of industries, government organizations and public utilities nationwide. Our INIVEN division sells a line of digital signal processing systems, including transmitters, receivers and multiplexers. Our headquarters are located at 5 Columbia Road, Somerville, New Jersey 08876. Our telephone number is (800) 526-3984 or (908) 722-8081.

RECENT DEVELOPMENTS

Pursuant to a Subscription Agreement between us and eight subscribers (the "Subscribers"), dated as of March 12, 2007 (the "Subscription Agreement"), we issued and sold in a private placement Convertible Notes having an aggregate principal balance of $2,825,000 which are convertible into 1,412,500 shares of our common stock at a conversion price of $2.00 per share, and warrants to purchase 1,412,500 shares of our common stock at a price of $2.88 per share, which are exercisable for a period commencing on May 15, 2007 and terminating on May 12, 2012. The sale of the Convertible Notes, including the issuance of our common stock pursuant to the convertible notes and the warrants was approved by our board of directors, and on May 15, 2007 our shareholders approved the execution of the Subscription Agreement and the related documents. From the sale of the convertible notes, we received net proceeds of $2,487,500 after deducting our attorneys' fees, printing fees and other miscellaneous fees related to the private placement. We also issued First Montauk Securities Corp. ("First Montauk"), the selling agent, including its employees and affiliates, warrants to purchase an aggregate of 282,500 shares of our common stock.

The issuance and sale of the convertible notes and warrants pursuant to the Subscription Agreement was made in reliance upon the exemption provided in
Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the private placement. Each of the Convertible Notes and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such Convertible Notes and warrants unless registered under the Securities Act. Any shares of our common stock issued pursuant to the Convertible Notes or warrants shall also contain restrictive legends preventing the sale, transfer or other disposition of such shares unless registered under the Securities Act.

Pursuant to the Subscription Agreement, we are required to register under the Securities Act for resale the shares of our common stock issuable upon conversion of the Convertible Notes issued to the Subscribers.The Subscription Agreement provides that until the later of (i) May 15, 2007 if the issuing of our common stock pursuant to the Convertible Notes is approved by the Company's shareholders* and (ii) six months from March 12, 2007 and during an Event of Default (as defined in the Convertible Note), provided there is an effective registration statement current and available for resale of the Company's Registrable Securities (as defined in the Subscription Agreement), the Company will not enter into an agreement to issue any equity, convertible debt or other securities convertible into Common Stock or equity of the Company nor modify any of the foregoing which may be outstanding at anytime, without the prior written consent of the Subscribers, which consent may be withheld for any reason. The Subscription Agreement also provides that until six months after March 12, 2007, the Company will not enter into any equity line of credit or similar agreement, nor issue nor agree to issue any floating or variable priced equity linked instruments nor any of the foregoing or equity with price reset rights.

--------------------

* On May 15, 2007, the Company's shareholders approved the execution of the Subscription Agreement and the related documents.

+ The description of the Subscription Agreement is a summary and is subject to the complete terms of the Subscription Agreement and the related documents which were filed as Exhibits to an 8-K filed by us with the Securities and Exchange Commission on March 13, 2007.

Pursuant to the Subscription Agreement, and other than pursuant to certain exceptions detailed in the Subscription Agreement, until the sooner of (i) 90 days from the date the registration statement filed on behalf of the Subscribers is declared effective by the Securities and Exchange Commission, or (ii) until all of the Shares (as defined in the Subscription Agreement) and shares issued upon conversion of the warrants issued to the Subscribers have been resold or transferred by the Subscribers, the Subscribers have the right to participate in proposed sales by the Company of its securities. Additionally, Section 12(b) of the Subscription Agreement provides that other than in connection with certain excepted issuances detailed in the Subscription Agreement, if at any time until the sooner of 180 days from the Registration Statement is declared effective by the Securities and Exchange Commission (provided the issuance of the Company's common stock pursuant to the Convertible Note has been approved by the Company's shareholders or is not required by Nasdaq*) or the date the Convertible Notes have been paid off, the Company, other than in connection with certain excepted issuances described in the Subscription Agreement, issues or agrees to issue shares of its common stock at less than $2.00 (subject to the terms of the Convertible Note) per share (the "Conversion Price") without the consent of the Subscribers holding Convertible Notes, the Conversion Price shall be reduced to such other lower issue price.

The Subscription Agreement also provides that the Subscribers are not entitled to convert the Convertible Notes into a number of shares of common stock which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by any Subscriber and its Affiliates and (ii) the number of shares of common stock issuable upon the conversion of the Convertible Notes which would result in the beneficial ownership by the Subscriber and its Affiliates of more than 4.99% of the outstanding shares of common stock of the Company on each Conversion Date (as this is defined in the Subscription Agreement). Provided, however, the Subscribers may waive the conversion limitation in whole or in part upon and effective after 61 days prior written notice to the Company.

The Subscription Agreement provides that the Company in its sole discretion may reduce the Conversion Price of the Convertible Notes that have not been paid off or fully converted if the Company's shareholders have approved the transaction or if such approval is not required by the applicable rules of the Nasdaq.

The Company is using the proceeds from the sale of the Convertible Notes for general corporate purposes.

* On May 15, 2007, the Company's shareholders approved the execution of the Subscription Agreement and the related documents.

THE CONVERTIBLE NOTES

As stated above, pursuant to the Subscription Agreement, the Company sold and issued to eight Subscribers Convertible Notes having an aggregate principal balance of $2,825,000. The conversion price of each note is $2.00 per share. If the Convertible Notes are fully converted, the Company will issue 1,412,500 shares of Common Stock to the holders of the Convertible Notes, excluding any shares of our common stock issued to pay interest due on the Convertible Notes. The Company will not receive any proceeds if the notes are converted nor will it receive any proceeds if the Subscribers sell the shares of common stock issued upon conversion of the Convertible Notes. Interest payable on the Convertible Notes accrues from March 12, 2007 at a rate of 6% per annum and is payable quarterly in arrears and on the Maturity Date (defined below). The Convertible Notes, with unpaid interest, are repayable in full on March 12, 2009 (the "Maturity Date"). Provided there is an effective registration statement current and available for the resale of the Shares and Warrant Shares (as defined in the Subscription Agreement), and further provided no Event of Default is continuing following a ten day cure period, then the Convertbile Note may be repaid, at the Company's option, in cash or registered Common Stock at an applied conversion rate equal to the lessor of (i) $2.00 (or the then conversion price of the note), or (ii) eighty-five percent (85%) of the closing bid price of the Common stock as reported by Bloomberg L.P. for the five (5) trading days preceding such repayment. The conversion price of the convertible notes may be adjusted in certain circumstances such as if we issue common stock for a price less than $2.00 (or the then conversion price of the notes), we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or less number of shares.Provided there is an effective registration statement current and available for the resale of the Shares and Warrant Shares (as defined in the Subscription Agreement), and further provided no Event of Default is continuing following a ten day cure period, then interest may be payable, at the Company's option, in cash or registered Common Stock at an applied conversion rate equal to the lessor of (i) $2.00 (or the then conversion price of the note), or (ii) eighty-five percent (85%) of the closing bid price of the Common stock as reported by Bloomberg L.P. for the five (5) trading days preceding such interest payment date. In the event the closing bid price of the Common Stock is more than $2.00 for each of the ten (10) days preceding an interest payment date, then interest for that quarter shall be waived and shall not accrue.

The total dollar value of the 936,098 shares of common stock begin registered pursuant to this prospectus, representing a portion of the 1,412,500 of shares issuable upon conversion of the Convertible Notes, is equal to $2,574,269.50, based on the closing price of $2.75 per share on March 12, 2007.

The tables below set forth the total amounts due (other than repayments of principal) over the term of the Convertible Notes in relation to the transaction to the selling shareholders and any party with whom the selling shareholders have a contractual relationship regarding the transaction*:

    PARTY                                           PAYMENT REFERENCE                  DATE                             AMOUNT
    --------------------------------------------------------------------------------------------------------------------------------
    Chestnut Ridge Partners L.P.                    Interest payment                   9/30/07                          $7,500
    --------------------------------------------------------------------------------------------------------------------------------

    Chestnut Ridge Partners L.P.                    Interest payment                   12/31/07                         $3,750
    --------------------------------------------------------------------------------------------------------------------------------

    Chestnut Ridge Partners L.P.                    Interest payment                   3/31/08                          $3,750
    --------------------------------------------------------------------------------------------------------------------------------

    Chestnut Ridge Partners L.P.                    Interest payment                   6/30/08                          $3,750
    --------------------------------------------------------------------------------------------------------------------------------

    Chestnut Ridge Partners L.P.                    Interest payment                   9/30/08                          $3,750
    --------------------------------------------------------------------------------------------------------------------------------

    Chestnut Ridge Partners L.P.                    Interest payment                   12/31/08                         $3,750
    --------------------------------------------------------------------------------------------------------------------------------

    Chestnut Ridge Partners L.P.                    Interest payment                   3/12/09                          $2,958
    --------------------------------------------------------------------------------------------------------------------------------

    TOTAL FOR CHESTNUT RIDGE PARTNERS L.P. (1)                                                                          $29,208
    --------------------------------------------------------------------------------------------------------------------------------

    Whalehaven Capital Fund Limited                 Interest payment                   9/30/07                          $22,500
    --------------------------------------------------------------------------------------------------------------------------------

    Whalehavan Capital Fund Limited                 Interest payment                   12/31/07                         $11,250
    --------------------------------------------------------------------------------------------------------------------------------

    Whalehaven Capital Fund Limited                 Interest payment                   3/31/08                          $11,250
    --------------------------------------------------------------------------------------------------------------------------------

    Whalehaven Capital Fund Limited                 Interest payment                   6/30/08                          $11,250
    --------------------------------------------------------------------------------------------------------------------------------

    Whalehaven Capital Fund Limited                 Interest payment                   9/30/08                          $11,250
    --------------------------------------------------------------------------------------------------------------------------------

    Whalehaven Capital Fund Limited                 Interest payment                   12/31/08                         $11,250
    --------------------------------------------------------------------------------------------------------------------------------

    Whalehaven Capital Fund Limited                 Interest payment                   3/12/09                          $8,874
    --------------------------------------------------------------------------------------------------------------------------------

    TOTAL FOR WHALEHAVEN CAPITAL FUND LIMITED(2)                                                                        $87,624
    --------------------------------------------------------------------------------------------------------------------------------

    Greenwich Growth Fund Limited                   Interest payment                   9/30/07                          $7,500
    --------------------------------------------------------------------------------------------------------------------------------

    Greenwich Growth Fund Limited                   Interest payment                   12/31/07                         $3,750
    --------------------------------------------------------------------------------------------------------------------------------

    Greenwich Growth Fund Limited                   Interest payment                   3/31/08                          $3,750
    --------------------------------------------------------------------------------------------------------------------------------

    Greenwich Growth Fund Limited                   Interest payment                   6/30/08                          $3,750
    --------------------------------------------------------------------------------------------------------------------------------

    Greenwich Growth Fund Limited                   Interest payment                   9/30/08                          $3,750
    --------------------------------------------------------------------------------------------------------------------------------

    Greenwich Growth Fund Limited                   Interest payment                   12/31/08                         $3,750
    --------------------------------------------------------------------------------------------------------------------------------

    Greenwich Growth Fund Limited                   Interest payment                   3/12/09                          $2,958
    --------------------------------------------------------------------------------------------------------------------------------

    TOTAL FOR GREENWICH GROWTH FUND LIMITED(3)                                                                          $29,208
    --------------------------------------------------------------------------------------------------------------------------------

    Nite Capital LP                                 Interest payment                   9/30/07                          $12,000
    --------------------------------------------------------------------------------------------------------------------------------

    Nite Capital LP                                 Interest payment                   12/31/07                         $6,000
    --------------------------------------------------------------------------------------------------------------------------------

    Nite Capital LP                                 Interest payment                   3/31/08                          $6,000
    --------------------------------------------------------------------------------------------------------------------------------

    Nite Capital LP                                 Interest payment                   6/30/08                          $6,000
    --------------------------------------------------------------------------------------------------------------------------------

    Nite Capital LP                                 Interest payment                   9/30/08                          $6,000
    --------------------------------------------------------------------------------------------------------------------------------

    Nite Capital LP                                 Interest payment                   12/31/08                         $6,000
    --------------------------------------------------------------------------------------------------------------------------------

    Nite Capital LP                                 Interest payment                   3/12/09                          $4,733
    --------------------------------------------------------------------------------------------------------------------------------

    TOTAL FOR NITE CAPITAL LP(4)                                                                                        $46,733






    --------------------------------------------------------------------------------------------------------------------------------

    Harborview Master Fund L.P.                     Interest payment                   9/30/07                          $15,000
    --------------------------------------------------------------------------------------------------------------------------------

    Harborview Master Fund L.P.                     Interest payment                   12/31/07                         $7,500
    --------------------------------------------------------------------------------------------------------------------------------

    Harborview Master Fund L.P.                     Interest payment                   3/31/08                          $7,500
    --------------------------------------------------------------------------------------------------------------------------------

    Harborview Master Fund L.P.                     Interest payment                   6/30/08                          $7,500
    --------------------------------------------------------------------------------------------------------------------------------

    Harborview Master Fund L.P.                     Interest payment                   9/30/08                          $7,500
    --------------------------------------------------------------------------------------------------------------------------------

    Harborview Master Fund L.P.                     Interest payment                   12/31/08                         $7,500
    --------------------------------------------------------------------------------------------------------------------------------

    Harborview Master Fund L.P.                     Interest payment                   3/12/09                          $5,917
    --------------------------------------------------------------------------------------------------------------------------------

    TOTAL FOR HARBORVIEW MASTER FUND L.P.(5)                                                                            $58,417

    --------------------------------------------------------------------------------------------------------------------------------

    Monarch Capital Fund Ltd.                       Interest payment                   9/30/07                          $7,500
    --------------------------------------------------------------------------------------------------------------------------------

    Monarch Capital Fund Ltd.                       Interest payment                   12/31/07                         $3,750
    --------------------------------------------------------------------------------------------------------------------------------

    Monarch Capital Fund Ltd.                       Interest payment                   3/31/08                          $3,750
    --------------------------------------------------------------------------------------------------------------------------------

    Monarch Capital Fund Ltd.                       Interest payment                   6/30/08                          $3,750
    --------------------------------------------------------------------------------------------------------------------------------

    Monarch Capital Fund Ltd.                       Interest payment                   9/30/08                          $3,750
    --------------------------------------------------------------------------------------------------------------------------------

    Monarch Capital Fund Ltd.                       Interest payment                   12/31/08                         $3,750
    --------------------------------------------------------------------------------------------------------------------------------

    Monarch Capital Fund Ltd.                       Interest payment                   3/12/09                          $2,958
    --------------------------------------------------------------------------------------------------------------------------------

    TOTAL FOR MONARCH CAPITAL FUND LTD.(6)                                                                              $29,208
    --------------------------------------------------------------------------------------------------------------------------------

    Alpha Capital Anstalt                           Interest payment                   9/30/07                          $10,500
    --------------------------------------------------------------------------------------------------------------------------------

    Alpha Capital Anstalt                           Interest payment                   12/31/07                         $5,250
    --------------------------------------------------------------------------------------------------------------------------------

    Alpha Capital Anstalt                           Interest payment                   3/31/08                          $5,250
    --------------------------------------------------------------------------------------------------------------------------------

    Alpha Capital Anstalt                           Interest payment                   6/30/08                          $5,250
    --------------------------------------------------------------------------------------------------------------------------------

    Alpha Capital Anstalt                           Interest payment                   9/30/08                          $5,250
    --------------------------------------------------------------------------------------------------------------------------------

    Alpha Capital Anstalt                           Interest payment                   12/31/08                         $5,250
    --------------------------------------------------------------------------------------------------------------------------------

    Alpha Capital Anstalt                           Interest payment                   3/12/09                          $4,142
    --------------------------------------------------------------------------------------------------------------------------------

    TOTAL FOR ALPHA CAPITAL ANSTALT(7)                                                                                  $40,892
    --------------------------------------------------------------------------------------------------------------------------------

    Osher Capital Partners LLC                      Interest payment                   9/30/07                          $2,250
    --------------------------------------------------------------------------------------------------------------------------------

    Osher Capital Partners LLC                      Interest payment                   12/31/07                         $1,125
    --------------------------------------------------------------------------------------------------------------------------------

    Osher Capital Partners LLC                      Interest payment                   3/31/08                          $1,125
    --------------------------------------------------------------------------------------------------------------------------------

    Osher Capital Partners LLC                      Interest payment                   6/30/08                          $1,125
    --------------------------------------------------------------------------------------------------------------------------------

    Osher Capital Partners LLC                      Interest payment                   9/30/08                          $1,125
    --------------------------------------------------------------------------------------------------------------------------------

    Osher Capital Partners LLC                      Interest payment                   12/31/08                         $1,125
    --------------------------------------------------------------------------------------------------------------------------------

    Osher Capital Partners LLC                      Interest payment                   3/12/09                          $888
    --------------------------------------------------------------------------------------------------------------------------------

    TOTAL FOR OSHER CAPITAL PARTNERS LLC(8)                                                                             $8,763

    TOTAL FOR ALL NOTEHOLDERS  (REPRESENTING INTEREST)                                                                  $330,053
    --------------------------------------------------------------------------------------------------------------------------------

    Grushko & Mittman, P.C.(9)                      Legal fees to Investors' counsel   3/12/07                          $15,000
    --------------------------------------------------------------------------------------------------------------------------------

    First Montauk Securities Corp.(10)              Broker's fee                       3/12/07                          $282,500
    --------------------------------------------------------------------------------------------------------------------------------

    TOTAL FOR ALL PARTIES                                                                                               $627,553


* The Convertible Notes bear interest at 6% per annum, payable quarterly in arrears. If the closing price of the Company's common stock is more than $2.00 for each of the ten days preceding an interest payment date, then interest for that quarter shall not accrue. Pursuant to this clause, interest on the convertible notes did not accrue from March 12, 2007, to March 31, 2007. On June 28, 2007, the Company and the note holders entered into an agreement pursuant to which the note holders agreed that interest accrued for the three months ending June 30, 2007, shall be due and payable on September 30, 2007, and that failure to pay such interest prior to September 30, 2007, shall not constitute an "Event of Default" under the Convertible Notes. If there is an effective registration statement for the resale of the stock underlying the Convertible Notes, and provided no event of default is continuing following a ten day cure period, interest may be payable, at the option of the Company, in cash or the Company's common stock at at an applied conversion rate equal to the lessor of $2.00 (or the then conversion price) or eighty-five percent (85%) of the closing bid price of the Company's common stock for the five trading days preceding such interest payment date. The default interest rate under the convertible notes is fifteen percent (15%).

1) Chestnut Ridge Partners L.P. purchased a Convertible Note in the principal amount of $250,000

2) Whalehaven Capital Fund Limited purchased a Convertible Note in the principal amount of $750,000

3) Greenwich Growth Fund Limited purchased a Convertible Note in the principal amount of $250,000

4) Nite Capital LP purchased a Convertible Note in the principal amount of $400,000.

5) Harborview Master Fund LP purchased a Convertible Note in the principal amount of $500,000.

6) Monarch Capital Fund Ltd. purchased a Convertible Note in the principal amount of $250,000

7) Alpha Capital Anstalt purchased a Convertible Note in the principal amount of $350,000.

8) Osher Capital Partners LLC purchased a Convertible Note in the principal amount of $75,000.

9) Pursuant to the terms of the Subscription Agreement, the Company paid Grushko & Pittman, P.C. ("Grushko"), the Investors' counsel, a cash fee of $15,000 for legal services. In addition, First Montauk paid Grushko a cash fee of $5,000.

10) Pursuant to the terms of the Subscription Agreement and the Selling Agent Agreement, the Company paid First Montauk a cash fee of $282,500. The Company also issued First Montauk warrants to purchase 282,500 shares of its common stock at a purchase price of $2.88 per share.

The total possible payments to all selling shareholders and all of their affiliates in the first year following the sale of the Convertible Notes is equal to $127,125 (see tables above).

The following table summarizes net proceeds to the Company from the sale of the Convertible Notes:

    Gross Proceeds                                          $2,825,000

    less broker's fees (First Montauk)                      $282,500
    less legal fees to Investors' counsel (Grushko)         $15,000
    ----------------------------------------------------------------------------

    Net Proceeds                                            $2,527,500*


* Does not include legal fees to Company's counsel, printing fees, and other miscellaneous expenses. Such expenses were equal to $40,000.

The Company has the intention, and a reasonable basis to believe that it will have the financial ability, to make all payments on the overlying Convertible Notes. If there is an effective registration statement for the resale of the stock underlying the Convertible Notes, and provided no event of default is continuing following a ten day cure period, interest may be payable, at the option of the Company, in cash or the Company's common stock at an applied conversion rate equal to the lessor of $2.00 or eighty-five percent (85%) of the closing bid price of the Company's common stock for the five trading days preceding such interest payment date. Repayment of the principal may also be made, at the option of the Company, in cash or common stock, on the same terms and conditions. On June 28, 2007, the Company and the note holders entered into an agreement pursuant to which the note holders agreed that interest accrued for the three months ending June 30, 2007, shall be due and payable on September 30, 2007, and that failure to pay such interest prior to September 30, 2007, shall not constitute an "Event of Default" under the convertible notes.

The table below sets forth, based upon information provided by the selling shareholders, any existing short positions held by the selling shareholders in the Company's common stock, the date such short position was entered into, the relationship between the date such short position was entered into to the date of the announcement of the convertible note transaction, and the relationship between the date such short position was entered into and the filing of the registration statement:

------------------------------------------------------------------------------------------------------------------------------------

SELLING SHAREHOLDER      DATE OF SHORT SALE            RELATIONSHIP TO DATE OF          RELATIONSHIP TO DATE OF FILING OF
                                                       ANNOUNCEMENT OF TRANSACTION*     REGISTRATION STATEMENT**
------------------------------------------------------------------------------------------------------------------------------------
Nite Capital LP          3/21/06                       Before                           Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          3/15/07                       After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          3/16/07                       After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          3/19/07                       After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          3/20/07                       After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          3/21/07                       After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          3/22/07                       After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          3/23/07                       After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          3/26/07                       After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          3/30/07                       After                            Before

------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          4/2/07                        After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          4/3/07                        After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          4/4/07                        After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          4/5/07                        After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          4/9/07                        After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          4/11/07                       After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          4/13/07                       After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          4/16/07                       After                            Before
------------------------------------------------------------------------------------------------------------------------------------

Nite Capital LP          5/2/07                        After                            before
------------------------------------------------------------------------------------------------------------------------------------


* A press release announcing the convertible note transaction was issued on March 14, 2007.

** The registration statement was filed on May 25, 2007.

-------------------------------

The following table sets forth the total possible profit (loss) to the selling shareholders as of the date of the sale of the convertible notes, based upon a $0.75 differential between the conversion price on the date of the sale of the convertible notes and the market price on that date (the discount (premium) to market):

    --------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    TOTAL DISCOUNT
    SELLING SHAREHOLDER               MARKET         EXERCISE        TOTAL          TOTAL MARKET   TOTAL EXERCISE   (PREMIUM)
                                      PRICE 3/12/07  PRICE           SHARES         VALUE          VALUE            TO MARKET
    --------------------------------------------------------------------------------------------------------------------------------
    Chestnut Ridge Partners, L.P.     $2.75          $2.00           125,000        $343,750       $250,000         $93,750
    --------------------------------------------------------------------------------------------------------------------------------

    Whalehaven Capital Fund Limited   $2.75          $2.00           375,000        $1,031,250     $750,000         $281,250
    --------------------------------------------------------------------------------------------------------------------------------

    Greenwich Growth Fund Limited     $2.75          $2.00           125,000        $343,750       $250,000         $93,750
    --------------------------------------------------------------------------------------------------------------------------------

    Nite Capital LP                   $2.75          $2.00           200,000        $550,000       $400,000         $150,000
    --------------------------------------------------------------------------------------------------------------------------------

    Osher Capital Partners LLC        $2.75          $2.00           37,500         $103,125       $75,000          $28,125
    --------------------------------------------------------------------------------------------------------------------------------

    Monarch Capital Fund Limited      $2.75          $2.00           125,000        $343,750       $250,000         $93,750
    --------------------------------------------------------------------------------------------------------------------------------

    Alpha Capital Anstalt             $2.75          $2.00           175,000        $481,250       $350,000         $131,250
    --------------------------------------------------------------------------------------------------------------------------------

    Harborview Master Fund L.P.       $2.75          $2.00           250,000        $687,500       $500,000         $137,500
    --------------------------------------------------------------------------------------------------------------------------------

    TOTAL                                                            1,412,500      $3,884,375     $2,825,000       $1,059,375


THE WARRANTS

As stated above, upon exercise of the warrants issued to the Subscribers, the Company will issue 1,412,500 shares of common stock. Additionally, as stated, in connection with the Convertible Note Offering, the Company granted First Montauk (including its designees) warrants to purchase 282,500 shares of common stock on the same terms and conditions as the warrants issued to the Subscribers. Each warrant has an exercise price of $2.88 (as adjusted pursuant to the terms of the warrants), per share (the 'Purchase Price'). If a Registration Statement (as defined in the Subscription Agreement) has gone effective pursuant to which shares of the Company's common stock issuable upon conversion of the Convertible Notes and the warrants issued pursuant to the Subscription Agreement have been registered with the Securities and Exchange Commission, then the warrants are only exercisable in cash, provided, however, if the Registration Statement is not effective, then the Subscribers may exercise their warrants by (i) by paying cash equal to the applicable aggregate Purchase Price, (ii) by cashless exercise in accordance with the terms of the warrant or (iii) any combination of any of the foregoing methods.

The warrants are exercisable for five years from the issue date at the Purchase Price as adjusted from time to time pursuant to the terms of the warrants.

Pursuant to the Warrant, the Company may reduce the Purchase Price.

If the warrants are fully exercised (including those issued to First Montauk and its transferees) for cash, at the Purchase Price of $2.88 per share the Company would receive $4,881,600; however there is no assurance that any of the warrants will be exercised. In the event the Subscribers exercise the warrants on a cashless basis, then we will not receive any proceeds. If a Subscriber elects a cashless exercise in accordance with terms of the warrant, the Subscriber will be entitled to receive a number of shares of common equal to (a) the excess of the current market value over the total cash exercise price of the portion of the warrant then being exercised, divided by (b) the market price of the common stock as of the trading immediately prior to the exercise date.

The exercise price of the warrants will be reduced in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or less number of shares.

The warrants issued to the Selling Stockholders provides that the holder of such warrant shall not be entitled to exercise the warrant on an exercise date in connection with that number of shares of common stock which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates on an exercise date, and (ii) the number of shares of common stock issuable upon the exercise of the warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of common stock of the Company on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act and Regulation 13d-3 thereunder. The holder may decide whether to convert a convertible note or exercise a warrant to achieve an actual 4.99% ownership position.

The following table sets forth the total possible profit (loss) to the selling shareholders as of the date of the sale of the warrants, based upon a ($0.13) differential between the conversion price on the date of the sale of the warrants and the market price on that date (discount (premium) to market):

    --------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    TOTAL DISCOUNT
    SELLING SHAREHOLDER               MARKET         EXERCISE        TOTAL          TOTAL MARKET   TOTAL EXERCISE   (PREMIUM)
                                      PRICE 3/12/07  PRICE           SHARES         VALUE          VALUE            TO MARKET
    --------------------------------------------------------------------------------------------------------------------------------
    Chestnut Ridge Partners, L.P.     $2.75          $2.88           125,000        $343,750       $360,000         ($16,250)
    --------------------------------------------------------------------------------------------------------------------------------

    Whalehaven Capital Fund Limited   $2.75          $2.88           375,000        $1,031,250     $1,080,000       ($48,750)
    --------------------------------------------------------------------------------------------------------------------------------

    Greenwich Growth Fund Limited     $2.75          $2.88           125,000        $343,750       $360,000         ($16,250)
    --------------------------------------------------------------------------------------------------------------------------------

    Nite Capital LP                   $2.75          $2.88           200,000        $550,000       $576,000         ($26,000)
    --------------------------------------------------------------------------------------------------------------------------------

    Osher Capital Partners LLC        $2.75          $2.88           37,500         $103,125       $108,000         ($4,875)
    --------------------------------------------------------------------------------------------------------------------------------

    Monarch Capital Fund Limited      $2.75          $2.88           125,000        $343,750       $360,000         ($16,250)
    --------------------------------------------------------------------------------------------------------------------------------

    Alpha Capital Anstalt             $2.75          $2.88           175,000        $481,250       $504,000         ($22,750)
    --------------------------------------------------------------------------------------------------------------------------------

    Harborview Master Fund L.P.       $2.75          $2.88           250,000        $687,500       $720,000         ($32,500)
    --------------------------------------------------------------------------------------------------------------------------------

    TOTAL                                                            1,412,500      $3,884,375     $4,068,000       ($183,625)


The following table compares the net proceeds that we would receive assuming all required payments are made to the selling stockholders compared to the total possible profit that could be realized by the selling stockholders:

     Gross proceeds paid to the issuer in the convertible note transaction                                              $2,825,000

     All payments made or that may be required to made by the issuer (as disclosed above)                               $627,553

     Net proceeds to Company, as gross proceeds are reduced by the total of all possible payments (excluding principal) $2,197,447**

     Combined total possible profit to be realized as a result of any conversion discounts (see tables above)           $875,750

     Percentage of the total amount of all possible payments divided by the net proceeds to the issuer                  28.6%
     rom sale of convertible notes

     Percentage averaged over the term of the convertible notes                                                         3.6%*

     Total possible discount (premium) to the market price of the shares underlying the convertible notes               48.2%
     divided by the net proceeds to the Company from the sale of the convertible notes

     Percentage averaged over the term of the convertible notes                                                         6.0%*

     * Percentage averaged over the term of the convertible note calculated by dividing percentage by eight, based on the number of quarterly payments over two-year term of the notes.

     ** Does not include legal fees to Company's counsel, printing fees, and other miscellaneous expenses. Such expenses were equal to $40,000.


FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks discussed in the section entitled "Risk Factors" that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

THE OFFERING

This prospectus relates to the resale of up to 936,098 shares of our common stock which will be issued upon the conversion of convertible notes which were sold to the Subscribers pursuant to a Subscription Agreement dated as of March 12, 2007.

The 936,098 shares of common stock begin registered pursuant to this prospectus represent a portion of the 1,412,500 of shares issuable upon conversion of the Convertible Notes. This portion was calculated as approximately 33% of the "public float" of the Company's common stock as of the date of the sale of the convertible notes, which was 2,836,661 shares. Pursuant to the Subscription Agreement, we are required to register under the Securities Act for resale the shares of our common stock issuable upon conversion of the Convertible Notes issued to the Subscribers. Accordingly, the Company is obligated to file an additional registration statement registering the balance of shares issuable upon conversion of the Convertible Notes that are not included in this registration statement. The Company intends to file such additional registration statement approximately six months following the effective date of this registration statement, or at such earlier date as may be permitted under the rules and regulations issued by the Securities and Exchange Commission.

The following table summarizes the number of shares outstanding prior to the convertible note transaction held by persons other than the selling shareholders, affiliates of the company and affiliates of the selling shareholders (the "Public Float"), the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements that continue to be held by the selling shareholders or affiliates of the selling shareholders; the number of shares that have been sold in registered resale transactions by the selling shareholders or affiliates of the selling shareholders; and the number of shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction.

    --------------------------------------------------------------------------------------------------------------------------------

    Selling Shareholder      Public Float*         Number of shares       Number of shares       Number of shares  Number of shares
                                                   registered for resale  registered for resale  registered for    registered for
                                                   in prior registration  in prior registration  resale in prior   resale in current
                                                   statements(1)          statements that        registration      transaction(2)
                                                                          continue to be held(1) statements that
                                                                                                 have been sold(1)
    --------------------------------------------------------------------------------------------------------------------------------
    Nite Capital LP          2,836,661             91,666(3)              0                      66,666(4)         132,545
    --------------------------------------------------------------------------------------------------------------------------------

    Chestnut Ridge           2,836,661             91,666(3)              0                      66,666(4)         84,841
    Partners LP
    --------------------------------------------------------------------------------------------------------------------------------

    Whalehaven Capital Fund  2,836,661             378,339(5)             0                      346,968(6)        248,522
    Limited (includes
    affiliates)
    --------------------------------------------------------------------------------------------------------------------------------

    Harborview Master        2,836,661             0                      0                      0                 165,682
    Fund LP
    --------------------------------------------------------------------------------------------------------------------------------

    Greenwich Growth Fund    2,836,661             16,437(7)              0                      16,437(7)         82,840
    Limited
    --------------------------------------------------------------------------------------------------------------------------------

    Monarch Capital Fund     2,836,661             0                      0                      0                 84,840
    Limited
    --------------------------------------------------------------------------------------------------------------------------------

    Alpha Capital Anstalt    2,836,661             0                      0                      0                 115,976
    --------------------------------------------------------------------------------------------------------------------------------

    Osher Capital Partners   2,836,661             0                      0                      0                 24,852
    LLC
    --------------------------------------------------------------------------------------------------------------------------------

    TOTAL                    2,836,661             578,108                0                      528,108           936,098


* Represents 3,074,894 shares of our common stock issued and outstanding less 238,233 shares held by affiliates of the Company, as of March 12, 2007, the date of the convertible note transaction.

(1) Adjusted for six-for-one reverse stock split effected August 4, 2006.

(2) Represents pro rata share of the 936,098 share portion of the aggregate 1,412,500 shares issuable upon conversion of the convertible notes.

(3) Represents shares registered pursuant to the Company's Amendment No. 1 to Form SB-2 filed April 26, 2006, including 25,000 shares that were issuable as interest on a prior convertible note, subject to the terms and conditions of the prior convertible note. The shares issuable as interest on the prior convertible note were not issued.

(4) Amount does not equal selling shareholder's number of shares registered for resale in prior registration statements because number of shares registered for resale in prior registration statement includes 900,000 shares that were issuable as interest on a convertible note, which were not issued.

(5) Represents (i) 36,893 shares registered pursuant to the Company's Form SB-2 filed September 17, 2004, (ii) 14,113 shares registered pursuant to the Company's Form SB-2 filed February 17, 2005 (including 4,704 shares that were issuable upon exercise of warrants, which have not been exercised), (iii) 52,333 shares registered pursuant to the Company's Amendment No. 3 to Form SB-2 filed on November 30, 2005 (including 26,667 shares that were issuable upon exercise of warrants, which have not been exercised), and (iv) 275,000 shares registered pursuant to the Company's Amendment No. 1 to Form SB-2 filed April 26, 2006

(6) Amount does not equal selling shareholders' number of shares registered for resale in prior registration statements because number of shares registered for resale in prior registration includes 31,371 shares issuable upon exercise of warrants that have not been exercised.

(7) Represents shares registered pursuant to the Company's Form SB-2 filed September 17, 2004.

The table below summarized all prior securities transactions between the Company and the selling shareholders, any affiliates of the selling shareholders, or any person with whom any selling shareholder has a contractual relationship regarding the transaction:

   ---------------------------------------------------------------------------------------------------------------------------------

   Party            Date of        Number of      Number of     Number of      Percentage    Percentage    Market price    Current
                    transaction    shares of      shares of     shares of      of            of total      per share       market
                                   securities     securities    securities     securities    "public       immediately     price per
                                   subject to     subject to    subject to     issued and    float" that   prior to        share (2)
                                   transaction    transaction   transaction    outstanding   was issued    transaction (1)
                                   outstanding    outstanding   issued or      that were     or issuable
                                   prior to       prior to      issuable in    issued or     in
                                   transaction    transaction   connection     issuable in   connection
                                   (1)            and held by   with           connection    with
                                                  persons       transaction    with          transaction
                                                  other than    (1)            transaction   (assuming
                                                  selling                      (assuming     full
                                                  shareholders,                full          issuance)
                                                  affiliates                   issuance)
                                                  of the
                                                  Company, or
                                                  affiliates
                                                  of the
                                                  selling
                                                  shareholders
                                                  ("public
                                                  float")(1)
   ---------------------------------------------------------------------------------------------------------------------------------
   Nite Capital LP  1/19/06        1,236,309      1,030,257(3)  491,667(4)     39.7%         47.8%         $5.64           $1.94
   ---------------------------------------------------------------------------------------------------------------------------------

   Chestnut Ridge   1/19/06        1,236,309      1,030,257(3)  491,167(4)     39.7%         47.8%         $5.64           $1.94
   Partners LP
   ---------------------------------------------------------------------------------------------------------------------------------

   Whalehaven       7/30/04        446,552        361,504(5)    113,167(6)     25.3%         31.3%         $10.50          $1.94
   Capital LP
   ---------------------------------------------------------------------------------------------------------------------------------

   Whalehaven       7/30/04        446,552        361,504(5)    113,167(6)     25.3%         31.3%         $10.50          $1.94
   Fund Ltd.
   ---------------------------------------------------------------------------------------------------------------------------------

   Whalehaven       12/3/04        784,118        714,618(7)    387,984(8)     49.5%         54.3%         $35.28          $1.94
   Capital Fund
   Limited
   ---------------------------------------------------------------------------------------------------------------------------------

   Whalehaven       7/19/05        1,036,309      956,809(9)    440,000(10)    42.5%         45.6%         $9.84           $1.94
   Capital Fund
   Limited
   ---------------------------------------------------------------------------------------------------------------------------------

   Whalehaven       1/19/06        1,236,309      1,030,257(3)  491,667(4)     39.7%         47.8%         $5.64           $1.94
   Capital Fund
   Limited
   ---------------------------------------------------------------------------------------------------------------------------------

   Greenwich        7/30/04        446,552        361,504(5)    113,167(6)     25.3%         31.3%         $10.50          $1.94
   Growth Fund
   Limited
   ---------------------------------------------------------------------------------------------------------------------------------

   First Montauk    7/30/04        446,552        361,504(5)    113,167(5)     25.3%         31.3%         $10.50          $1.94
   Securities
   Corp.
   ---------------------------------------------------------------------------------------------------------------------------------

   First Montauk    12/3/04        784,118        714,618(7)    387,984(8)     49.5%         54.3%         $35.28          $1.94
   Securities
   Corp.
   ---------------------------------------------------------------------------------------------------------------------------------

   First Montauk    7/19/05        1,036,309      956,809(9)    440,000(10)    42.5%         45.6%         $9.84           $1.94
   Securities
   Corp.
   ---------------------------------------------------------------------------------------------------------------------------------

   First Montauk    1/19/06        1,236,309      1,030,257(3)  491,667(4)     39.7%         47.8%         $5.64           $1.94
   Securities
   Corp.
   ---------------------------------------------------------------------------------------------------------------------------------

   Grushko &        7/30/04        446,552        361,504(5)    113,167(5)     25.3%         31.3%         $10.50          $1.94
   Mittman, P.C.
   ---------------------------------------------------------------------------------------------------------------------------------

   Grushko &        12/3/04        784,118        714,618(7)    387,984(8)     49.5%         54.3%         $35.28          $1.94
   Mittman, P.C.
   ---------------------------------------------------------------------------------------------------------------------------------

   Grushko &        7/19/05        1,036,309      956,809(9)    440,000(10)    42.5%         45.6%         $9.84           $1.94
   Mittman, P.C.
   ---------------------------------------------------------------------------------------------------------------------------------

   Grushko &        1/19/06        1,236,309      1,030,257(3)  491,667(4)     39.7%         47.8%         $5.64           $1.94
   Mittman, P.C.
   ---------------------------------------------------------------------------------------------------------------------------------


(1) Represent shares of common stock, adjusted for six-for-one reverse stock split effected August 4, 2006.

(2) As of July 5, 2007.

(3) Represents 1,236,309 total shares issued and outstanding, less 206,052 shares held by the selling shareholders, affiliates of the Company, or affiliates of the selling shareholders.

(4) Represents (i) 166,667 shares that were issuable upon conversion of convertible notes, (ii) 200,000 shares that were issuable upon exercise of warrants, and (iii) 125,000 shares that were issuable as interest. The shares issuable upon conversion of convertible notes, and the shares issuable upon exercise of warrants, were issued and sold. The shares issuable as interest have not been issued.

(5) Represents 446,552 total shares issued and outstanding, less 85,048 shares held by the selling shareholders, affiliates of the Company, or affiliates of the selling shareholders.

(6) Represents (i) 79,834 shares that were issuable upon conversion of convertible notes and (ii) 33,333 shares that were issuable upon exercise of warrants. The shares issuable upon conversion of convertible notes, and the shares issuable upon exercise of warrants, were issued and sold.

(7) Represents 784,118 total shares issued and outstanding, less 69,500 shares held by the selling shareholders, affiliates of the Company, or affiliates of the selling shareholders.

(8) Represents (i) 228,226 shares of common stock and (ii) 159,758 shares that were issuable upon exercise of warrants. The shares of common stock have been sold. The shares issuable upon exercise of warrants have not been issued.

(9) Represents 1,036,309 total shares issued and outstanding, less 79,500 shares held by the selling shareholders, affiliates of the Company, or affiliates of the selling shareholders.

(10) Represents (i) 200,000 shares of common stock, and (ii) 240,000 shares that were issuable upon exercise of warrants. The shares of common stock have been sold. The shares issuable upon exercise of warrants have not been issued.

On January 19, 2006 the Company entered into a Subscription Agreement (the "January 19, 2006 Subscription Agreement"), with three subscribers relating to the issuance and sale in a private placement by us of $1,250,000 principal amount of convertible notes, which are convertible into 166,667 shares of our common stock at a conversion price of $7.50 per share, and warrants to purchase 166,667 shares of our common stock at a price of $5.7474 per share, which were exercisable for a period commencing on the sooner of July 18, 2006 or the date the Company's stockholders approve the issuance of the Company's common stock issuable on conversion of the convertible notes (if such approval is required by the applicable rules of the Nasdaq) through the fifth anniversary of the issuance. The three subscribers consisted of Chesnut Ridge Partners, LP, who purchased a note in the principal amount of $250,000, Whalehaven Capital Fund Limited, who purchased a note in the principal amount of $750,000, and Nite Capital LP, who purchased a note in the principal amount of $250,000. We paid First Montauk, the selling agent, a cash fee of $125,000. We also issued First Montauk warrants to purchase an aggregate of 200,000 shares of our common stock on the same terms and conditions as the warrants issued to the Subscribers. We paid Grushko, the subscribers' attorneys, a fee of $10,000. The issuance and sale of the convertible notes and warrants pursuant to the January 19, 2006 Subscription Agreement was made in reliance upon the exemption provided in
Section 4(2) of the Securities Act and Regulation D promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the Private Placement. The issuance of the warrant to First Montauk (including its employees and affiliates) was made in reliance upon the exemption provided in Section 4(2) of the Securities Act. Each of the convertible notes and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants, unless registered under the Securities Act. The Company, pursuant to the January 19, 2006 Subscription Agreement, filed a Registration Statement on Form SB-2 on April 26, 2006 (the "April 2006 Registration Statement"), to register the shares of its common stock issuable upon conversion of the convertible notes, shares of its common stock issuable in payment of interest due on the convertible notes and shares of its common stock issuable upon the exercise of warrants. The April 2006 Registration Statement has been declared effective by the Securities and Exchange Commission. The shares issuable upon conversion of convertible notes registered thereunder have been issued and sold, the shares issuable upon exercise of warrants registered thereunder have been issued and sold, and the shares issuable as interest registered thereunder have not been issued.

On July 19, 2005 the Company entered into a Subscription Agreement (the "July 19, 2005 Subscription Agreement") with five investors relating to the issuance and sale, in a private placement exempt from the registration requirements of the Securities Act. Pursuant to the July 19, 2005 Subscription Agreement, the company issued 200,000 shares of its common stock at a price of $7.50 per share and warrants to purchase 200,000 shares of the Company's common stock at a price of $10.1352 per share which are exercisable for a period commencing six months from the Closing Date and terminating on the fifth anniversary of the issuance of such warrant. The subscribers included Whalehaven Capital Fund Limited, which purchased 26,667 shares for $200,000. The Company received gross proceeds of $1,500,000 and net proceeds of $1,339,993.50 before deducting attorneys' fees, printing fees and other miscellaneous fees related to the private placement. First Montauk acted as Selling Agent in the private placement. Pursuant to the Selling Agent agreement between the Company and First Montauk, First Montauk was paid a cash fee of $150,000 (10% of the aggregate purchase price of the common stock sold to the Subscribers). The Company also issued First Montauk, including First Montauk's employees and affiliates, a warrant to purchase 40,000 shares of its common stock on the same terms as those issued to Subscribers. The Company paid Grushko, the subscribers' attorneys, a cash fee of $10,000.The Company, pursuant to the July 19, 2005 Subscription Agreement, filed a Registration Statement on Form SB-2 on November 30, 2005 (the "November 2005 Registration Statement"), to register the shares of its common stock issuable upon conversion of the convertible notes and shares of its common stock issuable upon the exercise of warrants. The November 2005 Registration Statement has been declared effective by the Securities and Exchange Commission. The shares of common stock registered thereunder have been sold, and the shares issuable upon exercise of warrants registered thereunder have not been issued.

The issuance and sale of the common stock and warrants pursuant to the July 19, 2005 Subscription Agreement was made in reliance upon the exemption provided in
Section 4(2) of the Securities Act and Regulation S promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection of the Private Placement. The issuance of the warrant to First Montauk (including its employees and affiliates) was made in reliance upon the exemption provided in Section 4(2) of the Securities Act. Each of the warrants and the certificates representing shares of the Company's common stock and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants, unless registered under the Securities Act.

On December 3, 2004, we entered into a Subscription Agreement (the "December 3, 2004 Subscription Agreement") with nine investors relating to the issuance and sale, in a private placement by us of 228,226 shares of our common stock at a price of $18.60 per share and warrants to purchase 114,113 shares of our common stock at a price of $30.90 per share which are exercisable for a period commencing on June 5, 2005 and terminating on the fifth anniversary of the issuance of such warrant. The investors included Whalehaven Capital Fund Limited, which purchased 9,409 shares for $175,000. The issuance of the Common Stock and warrants pursuant to the December 3, 2004 Subscription Agreement was subject to the approval by our stockholders. Our stockholders approved the issuance of our common stock pursuant to the Subscription Agreement on February 10, 2005 and on February 15, 2005, we issued the subscribers 228,226 shares of our common stock, and warrants to purchase 114,113 shares of our common stock. From the sale of our securities to the subscribers, we received gross proceeds of $4,245,000. We paid First Montauk, the selling agent in the private placement, a cash fee of $424,500 and $127,350 as a non-accountable expense allowance. First Montauk also was issued a warrant to purchase 45,645 shares of our common stock on the same terms as the warrants issued to the subscribers. We paid a fee of $10,000 to Grushko, the subscribers' attorneys. The Company, pursuant to the December 3, 2004 Subscription Agreement, filed a Registration Statement on Form SB-2 on February 17, 2005 (the "February 2005 Registration Statement"), to register the shares of its common stock issued pursuant to the December 3, 2004 Subscription Agreement and shares of its common stock issuable upon the exercise of warrants. The February 2005 Registration Statement has been declared effective by the Securities and Exchange Commission. The shares of common stock registered thereunder have been sold, and the the shares issuable upon exercise of warrants registered thereunder have not been issued.

The issuance and sale of the Common Stock and warrants pursuant to the December 3, 2004 Subscription Agreement was made in reliance upon the exemption provided in Section 4(2) of the Securities Act and Regulation S promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the private placement. Each of the certificates representing shares of the Company's common stock and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants unless registered under the Securities Act.

Pursuant to a Subscription Agreement, dated as of July 30, 2004 (the "July 30, 2004 Subscription Agreement"), the Company completed a $688,500 private placement of its common stock to certain accredited investors. The Company received net proceeds of approximately $588,126.24. In this private placement, the Company sold 79,833 shares of its common stock. The company also granted the subscribers warrants to purchase an aggregate of 33,333 shares of the Company's common stock at an exercise price of $11.025 per share. The subscribers included Whalehaven Capital, which purchased 11,595 shares for $100,000, Whalehaven Fund Ltd, which purchased 14,494 shares for $125,000, and Greenwich Growth Fund Limited, which purchased 11,595 shares for $100,000. The warrant cannot be exercised until February 1, 2005 expires on July 29, 2009. We paid First Montauk, the selling agent in the private placement, a cash fee of $68,850 and $19,002 as a non-accountable expense allowance. We paid a fee of $12,500 to Grushko, the investors' attorneys. The Company, pursuant to the July 30, 2004 Subscription Agreement, filed a Registration Statement on Form SB-2 on September 17, 2004 (the "September 2004 Registration Statement") , to register the shares of its common stock issued pursuant to the July 30, 2004 Subscription Agreement and shares of its common stock issuable upon the exercise of warrants. The September 2004 Registration Statement has been declared effective by the Securities and Exchange Commission. The shares of common stock registered thereunder have been sold, The shares issuable upon exercise of warrants registered thereunder have been issued and sold.

The issuance and sale of the Common Stock and warrants pursuant to the July 30, 2004 Subscription Agreement was made in reliance upon the exemption provided in
Section 4(2) of the Securities Act and Regulation S promulgated under the Securities Act. No form of general solicitation or general advertising was conducted in connection with the private placement. Each of the certificates representing shares of the Company's common stock and warrants issued pursuant to the Subscription Agreement contain restrictive legends preventing the sale, transfer or other disposition of such shares and warrants unless registered under the Securities Act.

Other than the Subscription Agreement, the January 19, 2006 Subscription Agreement, the July 19, 2005 Subscription Agreement, the December 3, 2004 Subscription Agreement, and the July 30, 2004 Subscription Agreement, there are no relationships or arrangements that have existed in the past three years or are to be performed in the future between the Company (or any of its predecessors) and the selling shareholders, any affiliates of the selling shareholders, or any person with whom any selling shareholder has a contractual relationship regarding the transaction (or any predecessor of those persons). All amounts included in the descriptions of the January 19, 2006 Subscription Agreement, the July 19, 2005 Subscription Agreement, the December 3, 2004 Subscription Agreement, and the July 30, 2004 Subscription Agreement, have been adjusted to reflect the six-to-one reverse stock split effected August 4, 2006.


NUMBER OF SHARES OUTSTANDING

As of July 5, 2007, 3,874,894 shares of our common stock were issued and outstanding.

RISK FACTORS

An investment in our common stock involves a very significant risk. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock.

Any significant downward pressure on the price of our common stock as our shareholders sell shares of our common stock could encourage short sales. Any such short sales could place further downward pressure on the price of our common stock.

We have a history of operating losses and thus we may not be profitable in the future.

Our continued existence is dependent upon us successfully expanding our business and attaining profitable operations. We have historically had net losses from operations and there can be no assurance that we will be profitable in the future. If we are not profitable and cannot attain sufficient capital to fund our operations we may have to cease our operations.

We have many competitors and we may not be able to compete effectively against them.

The market for our manufactured products is very competitive. There are several companies that manufacture products similar to the products we sell. Most of these companies are substantially larger than us and have substantially greater name recognition, financial resources and personnel than we do.

Our success depends on keeping up with technological changes.

The market for our manufactured products is characterized by rapid technological changes and advances. Our failure to continue to introduce new products in a timely or cost effective manner or our failure to continue to improve our existing products in a timely or cost effective manner would materially adversely affect our operating results, and as a result, we may not be able to compete effectively against them.

We are dependent on a few large customers.

Our dependence on major customers including Bonneville Power Authority and NSTAR, which accounted for approximately $90,215 and $68,222 of our sales, respectively during the fiscal year ended July 31, 2006, subjects us to significant financial risks in the operation of our business if a major customer were to terminate or materially reduce, for any reason, its business relationship with us.

We may not be able to attract the qualified personnel we need to succeed.

Because of the technical nature of our business, we are dependent upon our ability to attract and retain technologically qualified personnel. Competition for individuals with proven professional or technical skills is intense, and the demand for these individuals is expected to remain very strong for the foreseeable future. Larger companies may be able to pay substantially higher salaries than we are able to pay. Therefore, we may not be successful, especially during increased economic activity, in attracting qualified personnel.

Our minimal staff may have difficulty managing our operations.

We only employ about 14 people on a full time basis. Approximately 8 of our full time employees are involved in production. Our success is dependent upon the services of our current management, particularly Robert S. Benou, our Chairman, Chief Executive Officer and Chief Financial Officer and Marc Benou our President, Chief Operating Officer and Secretary. Messrs. Robert Benou and Marc Benou are currently serving under employment contracts that renew on a year-to-year basis unless terminated by either party thereto upon at least 90 days notice prior to the expiration of the then current term of such agreement. If the employment of Messrs. Robert Benou or Marc Benou terminates, or if either is unable to perform his duties, we may be materially and adversely affected.

We are dependent on component manufacturers to provide us with the parts we need.

We are dependent on outside suppliers for all of the subcomponent parts and raw materials we need to assemble our products. A shortage, delay in delivery, or lack of availability of a part could lead to assembling delays, which could reduce sales. We also purchase some custom parts, primarily printed circuit boards. The failure of a supplier of one of these customized components could cause a lengthy delay in production, resulting in a loss of revenues.

We have limited cash and may not be able to receive additional financing.

As of April 30, 2007, we had approximately $3,664,011 in cash (including $3,031,359 in a certificate of deposit). We believe that this, together with anticipated cash flows from operation will be sufficient to satisfy our working capital requirements for the foreseeable future. However, we may need to seek additional financing sooner than we anticipate as a result of factors including but not limited to the following:

o changes in operating plans

o lower than anticipated sales

o increased operating costs; and

o potential acquisitions

However, additional financing may not be available on commercially reasonable terms, if at all.

Our stock price may fluctuate, which may make it difficult to resell your shares at attractive prices.

The market price of our common stock may experience fluctuations. The market price of our common stock has been volatile, and may continue to be volatile. Factors that could cause volatility in our stock price include:

o fluctuations in our quarterly operating results;

o stock market prices and volume fluctuations generally;

o economic conditions specific to any of the industries that we conduct business in;

o announcements by us or our competitors relating to new services or technologies, significant acquisitions, significant orders, strategic relationships, joint ventures or capital commitments; and

o applicable regulatory developments.

If we are delisted from the Nasdaq Capital Market, you may also find it more difficult to trade our common stock due to "penny stock" rules.

If we are unable to satisfy the requirements for continued quotation on Nasdaq, trading, if any, in our common stock would be conducted in the over-the-counter market in what is commonly referred to as the "pink sheets" or on the OTC Bulletin Board. If our shares become subject to the regulations on penny stocks, the price and ability to sell our shares would be severely affected because the shares could only be sold in compliance with the penny stock rules.

The issuance of shares upon conversion of our convertible securities and exercise of outstanding warrants may cause immediate and substantial dilution to our existing stockholders.

As of July 5, 2007, we had outstanding warrants to purchase 408,091 shares of our common stock, of which warrants to purchase 159,758 shares of our common stock have an exercise price of $7.50 per share, warrants to purchase 240,000 shares of our common stock have an exercise price of $10.12 per share and warrants to purchase 8,333 shares of our common stock have an exercise price of $1.25 per share. As of July 5, 2007, we also had outstanding convertible notes having an aggregate principal balance of $2,825,000 which are convertible into 1,412,500 shares of our common stock at a conversion price of $2.88 per share. Subject to the terms of the Convertible Notes we may also issue shares of our common stock to pay interest due on the Convertible Notes. The issuance of shares of our common stock upon the exercise of warrants or upon conversion of the notes may result in substantial dilution to the interests of other stockholders.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the Selling Stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the Selling Stockholders and we will not receive any proceeds from the resale of the common stock by the Selling Stockholders. We did receive net proceeds of $2,487,500 (after deduction our attorneys' fees, printing fees and other miscellaneous fees related to the private placement) from the sale of the convertible notes to the Selling Stockholders. We are using the proceeds for working capital. We will incur all costs associated with this registration statement and prospectus, which are currently estimated to be approximately $16,500. If the warrants issued pursuant to the Subscription Agreement and issued to the First Montauk and its transferees are completely exercised for cash, we would receive a maximum of $4,881,600 as a result of such exercises. Notwithstanding, there is no assurance that any of the warrants will be exercised. If we receive any proceeds from the exercise of the warrants, these proceeds will be used for general working capital purposes.

SELLING STOCKHOLDERS

The following table sets forth, as of July 5, 2007, information regarding the beneficial ownership of our common stock by the Selling Stockholders. In the table below, the percentage ownership after the offering is based upon the assumed sale by the Selling Stockholders of all shares they may offer for sale pursuant to this prospectus. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. The percentages for each Selling Stockholder are calculated based on 3,074,674 shares issued and outstanding (not including 220 shares held in treasury), plus the additional shares that the Selling Stockholder is deemed to beneficially own as set forth in the table. The shares offered by this prospectus shall be deemed to include shares offered by any pledge, donee, transferee or other successor in interest of any of the Selling Stockholders below, provided that this prospectus is amended or supplemented if required by applicable law. Except as noted, none of the Selling Shareholders have had any material relationship with us or any of our predecessors or affiliates within the past three years.

The information in this table is based upon information provided by each respective Selling Stockholder.

                                            Beneficial Ownership Before                              Beneficial Ownership After This
                                                   This Offering                                                  Offering
                                            ---------------------------                              -------------------------------
                                            # of Shares    % of Shares    Shares Being Offered (1)   # of Shares      % of Shares
                                            -----------   -------------   ------------------------   -----------      -----------
     Nite Capital LP ** (2) +
     100 East Cook Avenue, Suite 201          161,444 (3)       4.99%         132,545 (4)                     0                *
     Libertyville, IL 60048

     Chestnut Ridge Partners LP ** (5) +
     50 Tice Boulevard                        161,444 (6)       4.99%          82,841 (4)                     0                *
     Woodcliff Lake, NJ 07677

                                               Beneficial Ownership Before                           Beneficial Ownership After This
                                                     This Offering                                              Offering(1)
                                               ---------------------------                           -------------------------------
                                               # of Shares    % of Shares    Shares Being Offered    # of Shares      % of Shares
                                               -----------   ------------- ------------------------  -----------      -----------
     Whalehaven Capital Fund Limited ** (7) +
     3rd Floor, 14 Par-Laville Road              161,444 (8)       4.99%        248,522 (4)                   0              *
     Hamilton, Bermuda HM08

     Harborview Master Fund LP ** (9)
     2nd Floor, Harbor House
     Waterfront Drive, Road Town
     Tortola, British Virgin Islands             161,444 (10)      4.99         165,682 (4)                   0              *


     Greenwich Growth Fund Limited ** (11)
     3rd Floor, Par La Ville Place               161,444 (12)      4.99          82,840 (4)                   0              *
     14 Par-Laville Road
     Hamilton, Bermuda

     Monarch Capital Fund Limited ** (13)
     Harbour House, 2nd Floor                    161,444 (14)      4.99          82,840 (4)                   0              *
     Waterfront Drive, Road Town
     Tortola, BVI

     Alpha Capital Anstalt ** (15)
     Pradafant 7                                 161,444 (16)      4.99         115,976 (4)                   0              *
     9490 Furstentums
     Vaduz, Lichtenstein

     Osher Capital Partners LLC ** (17)
     5 Sansberry Lane                             75,000 (18)      2.41          24,852 (4)                   0              *
     Spring Valley, NY 10977


* Less than one percent.

** The warrants issued to the Selling Stockholders provide that the holder of such warrant shall not be entitled to exercise the warrant on an exercise date in connection with that number of shares of common stock which would be in excess of the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates on an exercise date, and (ii) the number of shares of common stock issuable upon the exercise of the warrant with respect to which the determination of this limitation is being made on an exercise date, which would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the outstanding shares of common stock of the Company on such date. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act and Regulation 13d-3 thereunder. The holder may decide whether to convert a convertible note or exercise a warrant to achieve an actual 4.99% ownership position. The holders may waive the conversion limitation in whole or in part upon and effective after 61 days prior written notice to the Company.

+ The Convertible Note issued to the Selling Stockholder provides that the Holder of the Note shall not be entitled to convert on a Conversion Date (as this term is defined in the Convertible Note)that amount of the Convertible Note in connection with that number of shares of our common stock which would be in excess of the sum of (i) the number of shares of our common stock beneficially owned by the Holder and its affiliates on a Conversion Date, (ii) any Common Stock issuable in connection with the unconverted portion of the Note, and (iii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Borrower on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. The Holder shall have the authority and obligation to determine whether this restriction will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Notes are convertible shall be the responsibility and obligation of the Holder. The Holder may decide whether to convert a Note or exercise Warrants to achieve an actual 4.99% ownership position.

(1) Assumes that all shares that are registered will be sold.

(2) Keith Goodman is the manager of the general partner of Nite Capital LP and in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, Keith Goodman may be deemed to be a control person, with voting and investment control (directly or with others), of the securities of the Company owned by Nite Capital LP. Mr. Goodman disclaims beneficial ownership of these securities. The selling stockholder has informed us that they are not broker-dealers or affiliates of broker-dealers.

(3) The beneficial ownership of Nite Capital LP includes 161,444 shares of our common stock issuable upon conversion of a convertible note.

(4) Represents pro rata share of the 936,098 share portion of the aggregate 1,412,500 shares issuable upon conversion on the Convertible Notes.

(5) Kenneth Pasternak is the principal of Chestnut Ridge Partners, LP and in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934 as amended may be deemed to be a control person with voting and investment control (directly or with others), of the securities of the Company owned by Chestnut Ridge Partners LP. Mr. Pasternak disclaims beneficial ownership of these securities. The selling stockholder has informed us that they are not broker-dealers or affiliates of broker-dealers.

(6) The beneficial ownership of Chestnut Ridge Partners LP includes (i) 125,000 shares of our common stock issuable upon conversion of a convertible note and
(ii) 36,444 shares of our common stock issuable upon exercise of a warrant with an exercise price of $2.88 per share.

(7) Arthur Jones, Michael Finkelstein and Claire Burnard are directors of the Whalehaven Capital Fund Limited and in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934, may be deemed control persons, with voting and investment control (directly or with others), of the securities of the Company shares owned by Whalehaven Capital Fund Limited. Arthur Jones, Michael Finkelstein, and Claire Burnard disclaim beneficial ownership of these securities. The selling stockholder has informed us that they are not broker-dealers or affiliates of broker-dealers.

(8) The beneficial ownership of Whalehaven Capital Fund Limited includes 161,444 shares of our common stock issuable upon conversion of a convertible note.

(9) Harborview Master Fund L.P. is a master fund in a master-feeder structure whose general partner is Harborview Advisors LLC. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have ultimate responsibility for trading with respect to Harborview Master Fund L.P., and in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934 as amended may be deemed to be control persons with voting and investment control (directly or with others), of the securities of the Company owned by Harborview Master Fund L.P. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder. The selling stockholder has informed us that they are not broker-dealers or affiliates of broker-dealers.

(10) The beneficial ownership of Harborview Capital Fund Limited includes 161,444 shares of our common stock issuable upon conversion of a convertible note.

(11) J.P. Furey is the director of Greenwich Growth Fund Limited and in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934 as amended may be deemed to be a control person with voting and investment control (directly or with others), of the securities of the Company owned by Greenwich Growth Fund Limited. Mr. Furey disclaims beneficial ownership of these securities. The selling stockholder has informed us that they are not broker-dealers or affiliates of broker-dealers.

(12) The beneficial ownership of Greenwich Growth Fund Limited includes (i) 125,000 shares of our common stock issuable upon conversion of a convertible note and (ii) 36,444 shares of our common stock issuable upon exercise of a warrant with an exercise price of $2.88 per share.

(13) Monarch Capital Fund Ltd is a British Virgin Islands Investment Fund Managed by Beacon Fund Advisors Ltd and advised by Monarch Managers Ltd. David Sims and Joseph Franck, the principals respectively of the Manager and the Advisor, have voting and investment control with regard to the fund, and in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934 as amended may be deemed to be control persons with voting and investment control (directly or with others), of the securities of the Company owned by Monarch Capital Fund Ltd. Messrs. Sims and Franck disclaim beneficial interest in the shares being registered hereunder. The selling stockholder has informed us that they are not broker-dealers or affiliates of broker-dealers.

(14) The beneficial ownership of Monarch Capital Fund Limited includes (i) 125,000 shares of our common stock issuable upon conversion of a convertible note and (ii) 36,444 shares of our common stock issuable upon exercise of a warrant with an exercise price of $2.88 per share.

(15) Konrad Ackermann is the director of Alpha Capital Anstalt and in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934 as amended may be deemed to be a control person with voting and investment control (directly or with others), of the securities of the Company owned by Alpha Capital Anstalt. Mr. Ackermann disclaims beneficial ownership of these securities. The selling stockholder has informed us that they are not broker-dealers or affiliates of broker-dealers.

(16) The beneficial ownership of Alpha Capital Anstalt includes 161,444 shares of our common stock issuable upon conversion of a convertible note.

(17) Yisroel Kluger is the director of Osher Capital Partners LLC and in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934 as amended may be deemed to be a control person with voting and investment control (directly or with others), of the securities of the Company owned by Osher Capital Partners LLC. Mr. Kluger disclaims beneficial ownership of these securities. The selling stockholder has informed us that they are not broker-dealers or affiliates of broker-dealers.

(18) The beneficial ownership of Osher Capital Partners Limited includes (i) 37,500 shares of our common stock issuable upon conversion of a convertible note and (ii) 37,500 shares of our common stock issuable upon exercise of a warrant with an exercise price of $2.88 per share.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the Selling Stockholders. We are paying all costs, expenses and fees in connection with the registration of shares offered by this prospectus. First Montauk acted as the selling agent/placement agent in connection with the private placement and we paid First Montauk a finder's fee of $282,500. We also issued First Montauk a warrant to purchase 282,500 shares of our common stock at a purchase price of $2.88 per share. Brokerage commissions, if any, attributable to the sale of shares will be borne by the Selling Stockholders.

The Selling Stockholders or their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o short sales;

o privately negotiated transactions;

o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

o a combination of any such methods of sale;

o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

o any other method permitted pursuant to applicable law and the Subscription Agreement.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured, obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.

Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates.

In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to any losses, claims, damages or liabilities to which the Selling Stockholders may become subject under the Securities Act or otherwise insofar as these losses, claims, damages or liabilities arise out of or are based on an untrue statement or alleged untrue statement of any material fact contained in any registration statement under which the Registrable Securities are registered under the Securities Act pursuant to Section 10 of the Subscription Agreement.

We have also agreed to indemnify First Montauk against liability losses and expenses related to any untrue statement of a material fact or an alleged untrue statement of a material fact contained in the Subscription Agreement and related agreements and any breach of any representations contained in the Selling Agent Agreement.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) two years from March 12, 2007 or (2) such time as all of the shares covered by this prospectus have been transferred or sold pursuant to and in accordance with the registration statement or pursuant to Rule 144(k) of the Securities Act without regard to volume limitation.

LEGAL PROCEEDINGS

MEYERS ASSOCIATES, L.P. V. CONOLOG CORPORATION, Supreme Court of the State of New York, County of New York

INDEX NO. 600824/07

On March 13, 2007, Meyers Associates, L.P. commenced an action against Conolog Corporation, asserting that: (1) Conolog breached a purported contract it had with Meyers pursuant to which it claims Meyers was to act as lead underwriter in connection with a Regulation D securities offering for Conolog, and (2) Conolog misappropriated a purported confidential list of potential investors. Conolog denies the allegations in the complaint and intends to vigorously defend against Meyers's claims. On May 4, 2007, Conolog served its answer to the complaint and discovery demands. While Conolog believes it has meritorious defenses, at this early stage in the proceedings, it is not possible to predict the outcome.

We are not currently involved in any other legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All directors of our company hold office until the next annual general meeting of the stockholders or until their successors are elected and qualified. The officers of our company are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

Our directors, executive officers and other significant employees, their ages and positions held are as follows:

     Name               Age   Position with the Company
     ----               ---   -------------------------
     Robert S. Benou    72    Chairman, Chief Executive Officer, Chief Financial
                              Officer and Director

     Marc R. Benou      39    President, Chief Operating Officer, Secretary and
                              Director

     Thomas Fogg        69    Vice President---Engineering

     Louis S. Massad    70    Director

     Edward J. Rielly   39    Director

     David M. Peison    39    Director


Robert S. Benou has been the Company's Chairman and Chief Executive Officer since May 1, 2001. From 1968 until May 1, 2001, he served as the Company's President. Mr. Benou is also the Company's Chief Financial Officer. Mr. Benou's responsibilities include new product development and supervision of sales and marketing. From June 2001 until August 2005, Mr. Benou served as a member of the board of Henry Bros. Electronics, Inc. (formerly known as Diversified Security Solutions, Inc.), a publicly held company that is a single-source/turn-key provider of technology-based security solutions for medium and large companies and government agencies. Since December 2003, Mr. Benou has served as a member of the board of directors of eXegenics, Inc., a publicly held company. Mr. Benou is a graduate of Victoria College and holds a BS degree from Kingston College, England and a BSEE from Newark College of Engineering, in addition to industrial management courses at Newark College of Engineering. Robert S. Benou is the father of Marc R. Benou.

Marc R. Benou has been the Company's President and Chief Operating Officer since May 1, 2001. Mr. Benou is also the Company's Secretary. Mr. Benou joined the Company in 1991 and is responsible for material purchasing and inventory control. From March 1995 until May 1, 2001, he served as Vice President. Mr. Benou has been on the company's Board and has served as the Company's assistant secretary since March 1995. Mr. Benou attended Lehigh and High Point University and holds a BS degree in Business Administration and Management. Marc R. Benou is the son of Robert S. Benou, the Company's Chairman Chief Executive Officer and Chief Financial Officer.

Thomas R. Fogg joined the company in 1976 as Chief Engineer responsible for analog and guidance projects. Since 1986, Mr. Fogg has served as Vice President--Engineering; he led the design team in the development of the Company's commercial products. Mr. Fogg holds a BSEE degree from Lafayette College and a MSEE degree from Rutgers University. Mr. Fogg is a fellow of the Institute of Electrical and Electronic Engineers and has published articles on delay equalization and the use of crystal resonators.

Louis S. Massad has been a Director of the Company since April 1995. From 2000 until 2003 Mr. Massad was the Chief Financial Officer, Vice President and a Director of Henry Bros. Electronics Inc. (formerly known as Diversified Security Solutions, Inc.). From 1997 to 2000, Mr. Massad was a consultant to Henry Bros. Electronics, Inc. From 1986 to 1997, Mr. Massad was a Vice President, Chief Financial Officer and Director of Computer Power Inc. Mr. Massad holds a BS and MS degree from Cairo University (Egypt) and an MBA from Long Island University, New York.

Edward J. Rielly has been a Director of the Company since January 1998. Mr. Rielly is a Manager, HSBC Business Systems, with HSBC, a financial corporation, where his responsibilities include various credit card websites. Mr. Rielly has worked for HSBC in various capacities since 2001. From March 2000 to November, 2001, Mr. Rielly was a Senior Consultant with Esavio Corporation. >From February 1998 to February 2000, Mr. Rielly was an Application Developer with Chubb Corporation. From 1993 to 1998, Mr. Rielly was an Application Developer with the United States Golf Association. Mr. Rielly is a graduate of Lehigh University and holds a BS in Computer Science.

David M. Peison has been as a Director of the Company since October 2004. Since October 2005, Mr. Peison has been in the global markets division of HSBC Bank. From 2002 until 2005, Mr. Peison was with Deutsche Bank's global markets division in New York City. From 1992 to 2000, Mr. Peison was in a private law practice in Florida and New York City. Mr. Peison holds an MBA from Emory University in Atlanta, GA, a Juris Doctor from The Dickinson School of Law of Pennsylvania State University and is admitted to the Florida, New York and Massachusetts Bars. Mr. Peison obtained his BA degree from Lehigh University in Bethlehem, PA.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 5, 2007 (unless otherwise indicated), certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The applicable percentage of ownership is based on 3,874,894 shares of our Common Stock issued and outstanding as of July 5, 2007.

                                         Amount and Nature of
    Name and Title                       Beneficial Ownership   Percent of Class
    -----------------------------------  --------------------   ----------------
    Robert S. Benou                      329,003*               8.5%
    Chairman, CEO, CFO and
    Director

    Marc R. Benou                        326,749                8.4%
    President, COO, Secretary
    and Director

    Louis Massad, Director               35,000                 0.9%

    Thomas Fogg, Vice President          25,000                 0.6%
    -Engineering

    Edward J. Rielly, Director           35,000                 0.9%

    David Peison, Director               0                      0

    All Executive Officers               794,085                20.5%
    and Directors as a Group
    (6 Persons)


*Includes 15,000 shares Mr. Benou has transferred to an individual. Mr. Benou remains the record owner of the shares.

The address for each of the named individuals is c/o Conolog Corporation, 5 Columbia Road, Somerville, New Jersey 08876.

The following description of our capital stock and the provisions of our Articles of Incorporation and By-Laws, each as amended, is only a summary.

We are authorized to issue 30,000,000 shares of common stock. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights in the election of directors. Our By-laws require that only a majority of the issued and outstanding shares of our common stock must be represented to constitute a quorum and to transact business at a stockholders meeting.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have not declared nor paid any dividends on our common stock, and we do not anticipate that dividends will be declared in the foreseeable future. Rather, we intend to apply any earnings to the expansion and development of our business. Any payment of cash dividends on our common stock in the future will be dependent upon our earnings, financial condition, capital requirements and other factors which our Board of Directors deems relevant. In the event of liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and payments to holders of our preferred stock.

Holders of our common stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to our common stock.

We are authorized to issue 2,000,000 shares of Preferred Stock, issuable in series, of which there are outstanding 155,000 shares of Series A Preferred Stock, $.50 par value (162,000 authorized) and 1,197 shares of Series B Preferred Stock, $.50 par value (2,000,000 authorized). Holders of Series A Preferred Stock are entitled to receive, out of funds legally available therefore, dividends at the rate of 4% per annum, which were $114,583 ($.74 per share) in arrears as of July 31, 2006. In addition, each share of series A preferred stock may be exchanged for one share of common stock upon the surrender of the preferred stock and payment of $48,000 per share. The Series A Preferred Stock has no voting rights. We may redeem the Series A Preferred Stock at $.50 per share plus accrued and unpaid dividends.

Holders of Series B Preferred Stock are entitled to receive, out of funds legally available therefor, dividends at the rate of $.90 per share, which were $37,776 ($31.56 per share) in arrears as of July 31, 2006. The Series B Preferred Stock has no voting rights. The Series B Preferred is convertible into ..005 of one share of common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries, provided that Sichenzia Ross Freidman Ference LLP (including its members) has been granted shares of the Company's common stock.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation provides that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding, if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful as determined in accordance with the statute, and except that with respect to any action which results in a judgment against the person and in favor of the corporation the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Conolog in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

HISTORY

We were organized in 1968 and were engaged primarily in the design and manufacture of electronic components and systems for military applications.

In July 1971, we merged with DSI Systems, Inc., then engaged in the development and manufacture of terminal viewers for digital retrieval of microfilm. Later that year, we changed our name to Conolog Corporation.

In 1981 we acquired one of our customers, INIVEN Corporation ("INIVEN"). At that time, we were manufacturing, on behalf of INIVEN, a line of transmitters and receivers used for controlling and transceiving the measurement of the flow of gases and liquids, by gas and water utilities for controlling the flow of waste water and sewage and measuring and controlling traffic.

During 1987, we made a strategic decision to redirect our focus from military to commercial markets. Since that time, we have refocused on manufacturing and marketing our products for the commercial marketplace rather than depend on the military and defense-related markets. Our primary emphasis was on products for electric utilities, co-generation of power, gas and water companies, traffic control for departments of transport (DOT) and airports utilizing DSP (Digital Signal Processing) technology.

In September 1998, we acquired the assets of Atlas Design, Inc., a human resource outsourcing company, to further our strategy of mergers and acquisitions, and to assist in providing qualified engineering and technical staff in support of our longer term contracts.

In January 2001, we acquired substantially all of the assets of Prime Time Staffing Inc. and Professional Temp Solutions, Inc. These companies provided permanent and temporary employees for the graphics design firms, book publishing companies and engineering businesses.

During the year ended July 31, 2001, we formed a wholly owned subsidiary, Lonogoc Corporation. In August, 2000, Lonogoc Corporation purchased the assets of Independent Computer Maintenance Corporation, which provided installation, maintenance, and troubleshooting of computer systems and networks. On October 22, 2002, we entered an agreement to rescind the Asset Purchase Agreement between us and Independent Computer Maintenance Corporation. Under the rescission agreement, Conolog and its subsidiary agreed to transfer all assets previously purchased pursuant to the Asset Purchase Agreement, to the extent they still exist, to the former seller. The return of the purchase price paid for the assets was $600,000, $300,000 in cash at closing, a note, which is secured by a first mortgage on a condominium, for $150,000 bearing an interest rate of 7.5% of which will be paid over 24 months in equal monthly installments of $6,750 per month beginning December 2002, and an unsecured note receivable for $137,350 payable over 10 years beginning December 2004 bearing an interest rate of 5%.

In March 2004, we ceased operating our staffing business. The assets of our wholly-owned subsidiary, Nologoc, Inc. trading as Atlas Design, were sold to the subsidiary's Vice President. In consideration of the sale, we received $34,000 in cash.

PRODUCTS

We are engaged in the design and manufacture of (i) transducers, which are electro-magnetic devices which convert electrical energy into mechanical and other forms of physical energy, or conversely convert mechanical and other forms of physical energy into electrical energy; (ii) digital signal processing (DSP) systems and electromagnetic wave filters for differentiation among discreet audio and radio frequencies; (iii) audio transmitters and modulators, for the transmission over telephone lines, microwave circuits, or satellite, of electrical signals obtained from transducers, data generated in electronic code form or by computers or other similar equipment (not manufactured by us); (iv) audio receivers and demodulators which are small systems which receive and decode the signals from the audio transmitters and convert them into digital codes for input into computers, teletypes or other similar equipment (not manufactured by us) or convert such signals into mechanical or other form of energy, such as opening or closing valves, or starting or stopping a motor; (v) magnetic "networks" which are devices that permit the matching or coupling of different types of communication equipment together or many identical or similar equipment together or onto telephone or other transmission lines so as not to cause interference; and (vi) analog transmitters and receivers, which permit the coding/transmission and receiving/decoding of a constantly variable data, such as the water level in a tank, pressure in a pipe or temperature, by actually displaying the exact information at the receiving end in digital form for storing in a computer or other devices, or by physically displaying the information in a visual fashion such as a numerical readout or meter, and (vii) multiplexer supervisory controls, which enable callers with high volumes of supervisory data to transmit on fewer phone lines.

Such products are used in radio and other transmissions, telephones and telephone exchanges, air and traffic control, automatic transmission of data for utilities, tele-printing of transmitted data such as news and stock market information and for use by electric utilities in monitoring power transmission lines for faults and/or failures. Our products may be used independently or in combination with other products to form a system type configuration, whereby our equipment is pre-assembled in a large cabinet with other equipment in a configuration that would provide the end user with protection as well as operational status displays.

PRESENT STATUS/BUSINESS PRODUCT DESCRIPTION

We are engaged in three basic market segments:

(A) Commercial Sales (Under the trade name "INIVEN" (a Division of Conolog))

o Direct sales to end-users

o Sales to system assemblers

o Sales to contractors/installers

(B) Military Sales

o Direct contract sales to the military

o As subcontractor to systems producers

o Foreign governments

(C) Commercial Sales - As Manufacturing Subcontractor to Systems Producers.

MILITARY SALES

Military sales are primarily for our electromagnetic wave filters used in military radios, vehicles (cars, trucks or tanks), portable (backpack), special signaling equipment and exchanges (as in field command posts), ship to ship teletype signaling filters used in deployment of ships (UCC-1 and UCC-4 systems) as well as many other signaling applications where accurate electromagnetic frequency control is required.

Our military sales are received through independent sales representatives who are paid a commission

Commercial "INIVEN" Sales and Products

"INIVEN" equipment is designed around four (4) core product groups:

(1) PTR and PDR Teleprotection Series (Protective Tone Relaying Communications Terminal), which includes the PTR-1000, PTR-1500 and PDR-2000.

(2) Audio Tone & Telemetry Equipment (Audio Tone Control, Telemetering and Data Transmission Systems), which includes Series "98", "68", "40" and "GEN-1".

(3) Multiplex Supervisory Control System

(4) Communication Link Multihead Fiber Optic Couplers and Industrial Grade 1200 Baud Modems.

PTR TELEPROTECTION SERIES

This product is designed for use exclusively by electric power generators (electric utilities and co-generators) in order to protect their transmission and distribution lines. The PTR-1000, by monitoring the output signal of the transmission equipment in less than one hundredth of a second protects the transmission and distribution lines.

The PTR-1000 are installed in pairs, one unit at each end of the line. Each unit is connected and in constant communication with the other, as they continuously monitor the line for faults. In the event of a fault occurring (such as a downed line or a short circuit) at either end and when confirmed by the receiving PTR-1000 unit, the line is immediately isolated for shut down, averting costly damage and downtime.

The PTR-1000 system is composed of a transmitter, dual receivers, a logic card (brain center and controller of the system), relay module, line interface module and power supply module. The transmitters at each end are independent and transmit (continuously) the status (information being monitored) at their end of the line.

The PTR-1500, is a quad system and performs as 2 duals or 4 singles with many unique features such as multiple line operation, event recording with date stamp with optional analog or digital transmission modes including optic fiber interface.

The PDR 2000 is an 8 channel high speed communication system for use in electric power transmission protection schemes. Unique features include event recording, on-board and remote programming, and ID (unit to unit identification on all communications), Packet Forwarding (ability to forward information such as trips and all events through indirect communication paths), password protection and multiple communication ports.

The PTR/PDR Teleprotection Series are designed for global use by electric utilities and any entity generating power for its own consumption with resale of surplus power to an electric utility, such as cities, municipalities, cooperatives and large corporations that find it more economical to generate their own electricity.

The PTR/PDR market is:

New installations; i.e., new transmission lines, new distribution segments, for utilities and cogenerators.

Existing installations not properly protected, improving efficiency and reducing down time.

Existing installations for upgrading to PTR/PDR technology, again improving efficiency and down time.

Sales efforts for the PTR/PDR are presently being conducted by the Company's marketing executives, through independent manufacturers' representatives and through distributors. Sales are targeted primarily to the largest utilities and co-generators.

In the United States alone, there are over 500 large entities generating electricity. They are:

o Municipal Systems

o Cooperative Systems

o Federal, State and District Systems

o Audio Tone and Telemetry Equipment

For many years there has been a need for a modularly independent system that would permit a user, from a distance, to control functions such as opening a valve, starting a motor, shutting down a compressor, changing a traffic signal, control landing lights at an airport, activate a hazard warning on a highway, and in return allow the user to receive information, such as the liquid level in a tank, the pressure in a pipe, the rate of flow out of a compressor, the flow of traffic, the status of a traffic light, airport lights, or confirmation that a command was performed. Such information is transmitted and received and the control functions are performed from a distance utilizing telephone lines, microwave link or direct wire.

These applications, by their nature, can be accomplished with slow speed signaling systems composed of a transmitter on one end and a receiver on the other to carry out the necessary instructions provided by the transmitter. Each set (transmitter/receiver combination) is called a channel. Because of the slow speed, up to 30 channels could be made to transmit and receive signals, in either direction on a single telephone line, microwave link or direct-wired line at the same time. This parallel transmission permits each transmitter/receiver pair to be independent of all the others.

This product segment includes the first generation equipment, known as GEN-1, followed by later generations which include technological improvements and programmable capabilities to include:

GEN-1 Series - First generation with electromagnetic modules and first generation programmable modules without electro-magnetic modules.

"98" and "68" Series - The latest generation applies DSP and microprocessor technology with full programmability, in the field or at the factory.

"40" Series - Designed to function with the "98" or "68" series; transmits and receives variable analog data.

GEN-1 AND GEN-1 PROGRAMMABLE SERIES

The diversity of applications for this equipment makes it available for a wide range of users who are not restricted to a single industry. Typical industrial uses include: the measurement of water and gas, waste water, gasoline, oil, traffic, and electricity. Typical users include: utilities, co-generators, airports, navy yards, telephone companies, paper and pulp processors and wherever remote control and data acquisition is required.

Since our line has a distinct mechanical configuration, we designed our GEN-1 Programmable units and other improvements as replacements for existing units.

Our line of GEN-1 equipment is extensive and provides the user with the ability to perform multiple control functions, status monitoring as well as continuous variable data monitoring, such as a level in a tank or pressure gauge.

Sales for this line are primarily for the replacement of existing installations and for expansion of these installations where it would not be economical to install the latest technology, which would not be mechanically compatible.

Sales to this market are made in the same manner as the PTR/PDR market except that manufacturers' representatives specialize in selling to this diverse market.

"98," "68" and "40" Series represent our latest designs in the audio tone equipment utilizing the more advanced DSP technology, which provides high accuracy and long-term stability. These features have allowed us to greatly improve the scope, density and number of functions that can be performed on a single phone line, microwave link or direct line.

Sales of these products are made by the same agents who sell our GEN-1 products, but are also directed to encompass more sophisticated users with larger amounts of data and control points. The mechanical configuration of the "98" series is more compact, permitting more equipment in a given space, while performing many more functions when it is connected to the "40" Series. The "68" Series is the "98" Series repackaged mechanically specifically for customers with older systems permitting them to upgrade their systems to DSP technology. The "40" Series, when connected to the "98" or "68" in the same chassis, permits the continuous monitoring of variable data.

Typical applications for these products include transmission of the variable data (such as volume, temperature, pressure and moisture) for water, gas, industrial gases, oil, gasoline, transportation equipment and telephone exchanges, and for use at airports, tunnels and bridges and for security and electricity systems.

MULTIPLEX SUPERVISORY (IM) CONTROL SYSTEM

This product is a response to the cost and scarcity of dedicated phone lines (connections whereby the phone link is dedicated to one subscriber), and enables customers with high volumes of supervisory data (where many functions are monitored from a single site) to transmit data on fewer phone lines (i.e., with more data per channel, up to a maximum of 30 channels per line).

Using the "98" DSP Series as its communications link, we designed the Multiplexer Supervisory Control System to handle 8 times the normal capacity per channel. The microprocessor-based system allows a single telephone line to handle up to 900 data inputs. This product line because of its data density capability, may be utilized for a very broad range of applications. This product has only recently been introduced and our sales efforts for it are being conducted through its existing independent manufacturers sales representatives.

FIBER OPTIC LINK AND DATA MODEM

The expansion of fiber lines by our customers and their need to switch equipment from phone lines to fiber prompted us to design and introduce a fiber-optic-coupler line to interface with the many different fiber heads. In addition to complete data interface couplers we launched a series of 1200 Baud Modems (Industrial Grade) for operation under the same environmental specifications in line with our products.

OUR STRATEGY

Our strategy is to develop new commercial markets by continuing to develop new products and enhance existing products to improve both its market share and competitive position. Growth in commercial sales is expected to come through internal growth of existing products, new product introductions and the expansion of regional markets to meet the growing needs of our customers for more sophisticated and comprehensive products and services.

MARKETING AND SALES

In general, our products are marketed through telemarketing and customer contacts by our President and through independent manufacturing sales representatives and distributors.

COMPETITION

The market for our products and staffing services is very competitive. There are several companies engaged in providing the services and in the manufacturing the products of the type produced by us, most of which are substantially larger and have substantially greater name recognition or greater financial resources and personnel. The major competitive factors include availability of personnel, product quality, reliability, price, service and delivery.

Competition is expected to continue and intensify. The market is also characterized by rapid technological changes and advances. We would be adversely affected if our competitors introduced technology superior products or offered these products and services at significantly lower prices than our products.

LARGEST CUSTOMERS

Our major customers during fiscal 2006 were Bonneville Power Authority and NSTAR. Sales to these customers totaled $158,437. None of these customers has or had any material relationship other than business with the Company.

INVENTORY

RAW MATERIALS

We believe that we have adequate sources of raw materials available for use in our business. Our products are assembled from a variety of standard electronic components, such as integrated circuits, transformers, transistors, passive components (i.e., resistors, capacitors and inductors), diodes and assorted hardware, such as, printed circuit boards, connectors and faceplates. We are not dependent upon any single supplier. We also purchase a number of other electronic components and sub-assemblies from various suppliers.

In the past, we manufactured and held in our inventory finished products pursuant to the military specifications and based upon the military forecast for future quantities and delivery schedules. Widespread military procurements were discontinued as a result of the end of the cold war and the downsizing of the military establishment. Consequently, management made a decision to write off a substantial amount of the military inventory in 2001 and 2002. As a result, we no longer manufacture military products in advance. Rather, we only schedule production as purchase orders are received.

MANUFACTURING

The Company currently rents approximately 7,000 square feet of the facility located at 5 Columbia Road, for a combination of manufacturing and office space. The Company assembles, under normal workload conditions, the product it sells; however, to accommodate the peak demands that occur from time to time, we can engage a number of subcontractors to assemble boards to our specifications. All assemblies, however, are inspected and fully tested by our quality, engineering and testing departments. We maintain test equipment and every product is burned-in (i.e., each product is run at full power for 48 hours) and tested prior to shipment.

WARRANTY AND SERVICE

We provide a twelve-year warranty on our products, which covers parts and labor. The Company, at its option, repairs or replaces products that are found defective during the warranty period providing proper preventive maintenance procedures have been followed by customers. Repairs that are necessitated by misuse of such products are not covered by our warranty.

In cases of defective products, the customer typically returns them to our facility in Somerville, New Jersey. Our service personnel then replace or repair the defective items and ship them back to the customer. Generally all servicing is completed at our plant and customers are charged a fee for those service items that are not covered by the warranty. We do not offer our customers any formal written service contracts.

RESEARCH AND DEVELOPMENT

NEW PRODUCTS - CM-100 PLATFORM

In February 2007, we formally introduced the CM-100, which we believe is the first of its kind, direct substation hardened communication consolidator that fills the existing gap in substation communications. The hardwired CM-100 will allow our existing products, including the PDR-100, to operate seamlessly over fiber optics together with existing substation equipment.

During fiscal years 2003-2004 and 2004-2005, we invested approximately $93,984 and $177,338, respectively, in product development.

During fiscal year 2001-2002, we invested approximately $800,000 for product development and amortization of product costs.

During fiscal 2000-2001, we proceeded with the design of the PDR-2000 8 channel digital transfer trip communications product. During fiscal 2001-2002 we invested approximately $774,757 to complete its design of the PDR-2000, eight-channel digital transfer trip communications.

The Company also developed a new platform for its GEN-1 products allowing for its use by the Canadian utilities.

PATENTS AND TRADEMARKS

We do not have any patents covering any of our present products. We do not have any registered trademarks. We use the name INIVEN for our commercial products. We believe that this name is recognized in our industry. We believe that our prospects are dependent primarily on our ability to offer our customers high quality, reliable products at competitive prices rather than on our ability to obtain and defend patents and trademarks. We do not believe that our INIVEN name is of material importance to the Company's business.

GOVERNMENTAL REGULATION

Our manufacturing facilities are subject to numerous existing and proposed federal and state regulations designed to protect the environment, establish occupational safety and health standards and cover other matters. We believe that our operations are in compliance with existing regulations and we do not believe that such compliance has had or will have any material effect upon our capital expenditures, earnings or competitive position. With respect to military sales, we are not subject to any special regulations. The products manufactured are done so in accordance with accepted commercial practices.

EMPLOYEES

As of July 5, 2007, we employed 14 persons on a full-time basis, including two in management, one in sales, one clerical, one in accounting, one in purchasing, five in engineering and quality control and three in production. We have enjoyed good labor relations.

None of our employees are represented by a labor union or bound by a collective bargaining agreement. We have never suffered a work stoppage. We believe our future success will depend, in part, on our continued ability to recruit and retain highly skilled management, marketing and technical personnel.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

Subsequent to July 31, 2004, (1) the remaining principal balance of $1,094,000 from the issuance of convertible debentures during the fiscal year ended July 31, 2004, was converted into 1,032,076 common shares. (2) Additionally, warrants expiring April 26, 2011 were exercised resulting in the issuance of 270,000 common shares in exchange for $429,300.

On July 29, 2004, the Company entered into a subscription agreement with certain investors to issue and sell in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. Pursuant to the subscription agreement the Company sold to the investors 479,000 shares of its common stock and warrants to purchase 200,000 shares of the Company's common stock at a price of $1.84 per share, which expire on July 30, 2009 and received gross proceeds of $688,500 and net proceeds of $598,995 before deducting attorneys' fees, printing fees, filing fees and other miscellaneous fees and expenses related to the private placement. The warrants were valued using the Black-Scholes option valuation model with a resulting allocation of the aggregate proceeds from the subscription attributable to the warrants of $399,401. The following assumptions were utilized to value the warrants: price per share of common stock of $1.84; expected life of five years; expected volatility of 149%; a risk free interest rate of 3.7%; and an expected yield of 0.0%. On February 15, 2005 the 200,000 warrants were exercised and the Company received proceeds of $367,500.

On February 18, 2005, the Company entered into a subscription agreement with certain investors to issue and sell in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. Pursuant to the subscription agreement, the Company sold to the investors 1,369,355 shares of its common stock and warrants to purchase 958,549 shares of its common stock at a price of $1.25, which expire on August 18, 2010 and received gross proceeds of $4,245,000 and net proceeds of $3,710,650 before deducting attorneys' fees, printing fees, filing fees and other miscellaneous fees and expenses related to the private placement.

On July 19, 2005, the Company entered into a subscription agreement with certain investors to issue and sell in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. Pursuant to the subscription agreement, the Company sold to the investors 1,200,000 shares of its common stock and warrants to purchase 1,440,000 shares of its common stock at a price of $1.6892 per share, which expire on January 19, 2011 and the Company received gross proceeds of $1,500,000 and net proceeds of $1,350,000 before deducting attorneys' fees, printing fees, filing fees and other miscellaneous fees and expenses related to the private placement.

Pursuant to a Subscription Agreement, dated January 19, 2006 the Company sold and issued to three Subscribers Convertible Notes having an aggregate principal balance of $1,250,000 which are convertible into 1,000,000 shares of common stock at a conversion price of $ 1.25 per share, and warrants to purchase 1,000,000 shares of common stock at a price of $ 0.9579 per share. Interest payable on these notes accrues at a rate of 5% per annum. The maturity date is January 10, 2010. The convertible notes and warrants have been recorded in compliance with APB-14. The $ 1,250,000 of proceeds attributed to the Convertible Debenture are recorded based upon their relative fair value. The value assigned to the warrants of $ 401,363 has been recorded as a discount to the convertible debenture. Additionally, the warrants valued at $ 0.9579 per share represents a Beneficial Conversion feature calculated at their intrinsic value and amounted to $46,157. This beneficial conversion feature has been recorded as a discount to the convertible debenture. This aggregate discount to the debt of $447,520 will be amortized over the life of the debt using the effective interest method.

A summary of income, costs and expenses for the nine months ended April 30, 2007 and 2006 follows:

                                                            April 30,
                                                      2007            2006
                                                   ------------    ------------
     Product Revenues                              $    408,032    $    326,675
     Costs and expenses                               3,435,121       2,508,276
                                                   ------------    ------------
     Net Loss before Income Taxes                    (3,027,089)     (2,181,601)
                                                   ------------    ------------

     Benefit from Income Taxes                                0               0
     Other income (expense)                          (3,430,050)         57,068
                                                   ------------    ------------

                                                   ------------    ------------
    Net Loss Attributable to Common Shareholders   $ (6,457,139)   $ (2,124,533)
                                                   ============    ============


FOR THE THREE AND NINE MONTHS ENDED APRIL 30, 2007 (UNAUDITED)

Product revenues for the three months ended April 30, 2007 totaled $135,708 representing a net increase of 87% or $63,246 from the $72,462 reported for the same three-month period last year. Product revenue for the nine months ended April 30, 2007 totaled $408,032, a net increase of 25% from the revenue reported for the same nine-month period last year. With the completion of field-testing by the Company's utility customers on the PDR-2000 system platform the Company's Iniven division was able to begin to accelerate deliveries. The Company also shipped several orders for Band frequencies to the United State Coast Guard.

Product Cost (Material and Direct Labor) for the nine months ended April 30, 2007 totaled $192,494 or 47% of revenue. The Company attributes this decrease of $28,479 over the same nine- month period last year to the continued outsourcing of assembly boards and the introduction of new assembly standards under ISO-9000, which have made the assembly process more cost efficient.

For the quarter ended April 30, 2007 the Company, in accordance with its inventory management policy, expensed $ 300,000 of cost relating to inventory parts which had become obsolete or which were not used in the manufacturing process in the prior three years. For the nine months ended April 30, 2007 an aggregate of $776,802 has been expensed.

Gross (loss) for products for the three months ended April 30, 2007 amounted to ($218,978) and ($561,264) for the nine-month period ended April 30, 2007. These gross (loss) amounts include an inventory write down expense of $776,802 for obsolete and slow moving inventory parts referred to above.

Selling, general and administrative expenses increased by $415,440 for the three months ended April 30, 2007 as compared to the three months ended April 30, 2006. For the nine months these expenses have increased by $178,522 over the same nine-month period last year. The Company attributes this increase to the expensing of capitalized research and development costs; fees related to acquisition of a Convertible Debenture; and an increase in marketing cost to introduce the new CM-100 platform system.

Other expenses for the nine-month period included a non-cash expense related to the induced conversion benefit of $2,705,457; a non-cash interest expense related to conversion of debt for $363,610 and the amortization of fees related to the conversion of debt for $142,363.

As a result of the foregoing, the Company reported a net loss from operations of ($1,616,218) or ($.53) per share compared to a loss of ($772,419) or ($0.62) per share for the three months ended April 30, 2007 and 2006, respectively.

As a result of the foregoing, the Company reported a net loss from operations of ($6,457,139) or ($3.26) per share compared to a loss of ($2,124,533) or ($1.72)
per share for the nine months ended April 30, 2007 and 2006, respectively.

LIQUIDITY AND FINANCIAL CONDITION

Inventories from the Company's product segment decreased from $1,723,681 at July 31, 2006 to $1,174,463 for the nine months ended April 30, 2007, a decrease of $549,218, which is primarily attributed to the Company's inventory management policy, to write down costs relating to inventory parts which had become obsolete or which were not used in the manufacturing process in the prior three years and the purchases of new parts for new product lines.

Accounts Receivable-trade decreased to $64,261 for the nine months ended April 30, 2007 from $183,622 as of July 31, 2006. The decrease is attributed to fewer sales orders shipped during the last month of the quarter and the shipment of a large order during the last month of the fiscal year.

The Company expects to meet its cash requirements for the next 12 months through existing cash balances.

FISCAL YEAR ENDED JULY 31, 2006 COMPARED TO JULY 31, 2005

Product revenue for the fiscal year ended July 31, 2006 totaled $547,767 a decrease of $1,455 from the product revenue reported for the fiscal year ended July 31, 2005 of $549,222. The Company attributes this slight decrease in revenues to the continued delay and extended deliveries by the Company's utility customers due to extensive re-design and testing by these utilities.

Product cost for the fiscal year ended July 31, 2006 amounted to $282,932 or 51.6% of product revenues. Product cost for the fiscal year ended July 31, 2005 amounted to $494,605 or 90.0% of product revenues. The Company attributes the decrease in the current year's product cost of $211,673 and corresponding increase in the current year's Gross Profit of $210,218 (before offset by the write down of obsolete inventory parts) to the continued outsourcing of assembly boards and the introduction of new assembly standards under ISO-9000, which have made the assembly process more cost efficient.

For fiscal year ended July 31, 2006 the Company, in accordance with its inventory management policy, wrote down $245,326 of cost relating to inventory parts which had become obsolete or which were not used in the manufacturing process in the prior three years.

Total Operating expenses for fiscal July 31, 2006 amounted to $3,402,284, an increase of $78,112 from $3,324,172 reported for fiscal July 31, 2005. The Company attributes this increase in part to Research and Development costs of $ 376,713 on its new CM-100 platform system.

The Company's interest income increased by $77,687 for the fiscal year ended July 31, 2006 to $135,841 compared to $58,154 for fiscal year ended July 31, 2005. The totals for fiscal years 2006 and 2005 include interest income derived from the Company's interest bearing accounts through several banks.

The Company's interest expense for the fiscal year ended July 31, 2006 totaled $83,680, compared to $23,371 for fiscal year ended July 31, 2005. The increase in interest expense is attributed to interest paid on the convertible debenture issued on January 19, 2006. This convertible debenture bears interest at 5% per annum and future payments will be made in common stock in lieu of cash.

As a result of the foregoing, the Company reported a net loss from continuing operations of $3,330,089 or $.45 per share for fiscal 2006, compared to a net loss from continuing operations of $2,987,329 or $ .59 per share for fiscal 2005. Of the $.45 loss per share for July 31, 2006, the write down of inventory accounted for $.04 loss per share

LIQUIDITY AND CAPITAL RESOURCES AS OF JULY 31, 2006

Working capital at July 31, 2006 was $3,649,799 compared to $5,281,191 at year ended July 31, 2005. The decrease in the working capital is attributable to the reduction of inventory and the reduction of cash used in development of the CM-100 platform.

Accounts receivable have increased from $89,194 at July 31, 2005 to $183,622 at July 31, 2006. This increase of $94,428 is the result of increased sales during the 4th quarter.

INFLATION

Management believes that the results of operations have not been affected by inflation and management does not expect inflation to have a significant effect on its operations in the future.

CRITICAL ACCOUNTING POLICIES

The Company's consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, at the date of the financial statements and reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management uses its best judgment in valuing these estimates and may, as warranted, solicit external professional advice and other assumptions believed to be reasonable. The following critical accounting policies, some of which are impacted significantly by judgments, assumptions and estimates, affect the Company's consolidated financial statements.

REVENUE RECOGNITION

Revenue is recorded in accordance with the guidance of the SEC's Staff Accounting Bulletin (SAB) No. 104, which supercedes SAB No. 101. Revenue from product sales are recognized at the time of shipment (when title and risks and rewards of ownership have passed) upon fulfillment of acceptance terms; products are not sold on a conditional basis. Therefore, when delivery has occurred the sale is complete as long as the collection of the resulting receivable is probable.

Revenue for services provided under time and material contracts are recognized as services are provided by the temporary, contract or leased employees. Revenue from direct placements or "fixed fee contracts" is recognized at the time the candidate begins the first full day after the completion of a 30-day contingency period. Revenue from permanent placements, which are also considered fixed fee contracts, is recognized at the time the candidate begins the first full day after the completion of a required amount of temporary hours as stipulated in the Temp to Perm contract.

RECEIVABLES AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

The preparation of financial statements requires our management to make estimates and assumptions relating to the collectivity of our accounts receivable. Management specifically analyzes historical bad debts, customer credit worthiness, current economic trends and changes in our customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. The Company has a concentration risk in trade accounts receivable with significant sales to the government and local agencies. The credit evaluation process has mitigated the credit risk, such losses have been minimal, and within management expectations.

INVENTORY VALUATIONS

Inventories are valued at the lower cost or market. Determined by a first-in, first-out ("FIFO") method.

The Company's products are used in radio and other transmissions, telephone and telephone exchanges, air and traffic controls, automatic transmission of data for utilities, tele-printing of transmission data such as news and stock market information and for use by electric utilities in monitoring power transmissions lines for faults and/or failures.

The Company currently manufactures and supports over 400 products and assemblies that have been in the market place since 1970. The Company's inventory represents approximately 10,000 different components and 2,500 assemblies.

The Company presents its inventory in three categories: Raw Materials, Work-in-Process and Finished Goods. Raw Materials represents components in their original packaging stored in a secured warehouse area, and may consist, in part, of face plates, PC boards, digital screen assemblies, guide rails, capacitors, terminals, power supplies, process ships, chassis and racks, relays, keypads and resistors. Work-in-Process represents components that have been requisitioned from the warehouse and are being assembled in the assembly areas. Depending on the configurations required by a customer, products are completed and tested within 8 to 10 business days. Finished Goods represents products that have been completed in connection with specific orders and are awaiting shipment. Finished Goods can consist of products like the PDR-2000, PTR-1500 and 1000, Gen 1, 98 and 68 series.

The Company provides a twelve-year warranty on all commercial products and is required by Government regulation to design and produce military products with a minimum 25-year operating life in addition to shelf life.

Every component, regardless of age, has been purchased to meet the above criteria and may be used in any and all above said assemblies. Management believes that this inventory, which is minimally adequate, is required to implement the Company's commitments to military requirements for present and delivered orders.

The Company, together with its independent auditors, following inventory analysis and repeated annual testing, established a 3-year rule for maintaining inventory, which requires a write-down policy for inventory parts depending on their age. The inventory is tested annually applying its 3-year rule and the Company classifies as current assets only that amount of inventory it expects to realize in the next one-year operating cycles, the balance of the inventory is classified as non-current. The non-current portion of the inventory consists of the same or like components as the current portion, however, the Company does not project these components being used in production in the next fiscal period. The Company expects to realize the non-current portion of the inventory through its normal sales activity over the next two fiscal years. Any parts which have not been used for 3 years are valued at zero. Any parts, written down to a zero value under the 3-year rule, are maintained in inventory to satisfy the requirements under our long-term warranty programs.

While our inventory value at July 31, 2006 was approximately $ 1.7 million, the total of actual parts held in inventory exceeds $ 4.5 million.

WARRANTY

The Company provides a twelve-year warranty on its products; the warranty covers parts and labor. The Company, at its option, repairs or replaces products that are found defective during the warranty period providing proper preventive maintenance procedures have been followed by customers. Repairs necessitated by misuse of such products are not covered by our warranty.

In cases of defective products, the customer typically returns them to the Company's facility in Somerville, New Jersey. The Company's service personnel will replace or repair the defective items and ship them back to the customer. All servicing is completed at the Company's main facility and customers are charged a fee for those service items that are not covered by the warranty. We do not offer our customers any formal written service contracts.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal and state income taxes.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 5 Columbia Somerville, New Jersey. The space consists of approximately 7,000 square feet of which approximately 5,000 square feet is dedicated to manufacturing, production and testing and approximately 2,000 square feet is dedicated to administrative and storage needs. We rent our offices on a month-to-month basis and have not entered into a written lease with the landlord. Our current monthly rent expense is $4,600. In the opinion of management, the space is adequately covered by insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Robert Benou, our Chairman, Chief Executive Officer and Chief Financial Officer has made a series of loans to the Company. The Company repaid $103,000 of the principal balance during the fiscal year ended July 31, 2004. The Company repaid the remaining principal balance of $166,929, and paid $23,371 in simple interest at 4% over the life of the loans, during the fiscal year ended July 31, 2005. There were no loans made by Mr. Benou during the years ended July 31, 2006 and 2005, respectively. There was no loan repayment balances due to Mr. Benou at July 31, 2006.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information. Our Common Stock is traded on the Nasdaq Capital Market, under the symbol CNLG.

The following table sets forth, for the periods indicated, the high and low prices of the Company's Common Stock traded on the Nasdaq Capital Market for fiscal years ended July 31, 2006, July 31, 2005 and for the first three quarters for the 2007 fiscal year.

                                                          Common Stock
                                                       ------------------
                    Fiscal Year 2007                      High     Low
                     ----------------                     ----     ---
                    First Quarter                        $2.52   $1.15
                    Second Quarter                       $5.08   $1.26
                    Third Quarter*                       $2.45   $1.66

                                                         Common Stock
                                                      ------------------
                     Fiscal Year 2006                     High     Low
                     ----------------                     ----     ---
                    First Quarter                        $2.13   $0.92
                    Second Quarter                       $1.16   $0.86
                    Third Quarter                        $1.01   $0.81
                    Fourth Quarter                       $0.90   $0.36


                                                         Common Stock
                                                      ------------------
                     Fiscal Year 2005                     High     Low
                     ----------------                     ----     ---
                     First Quarter                        $6.61   $1.41
                     Second Quarter                       $6.30   $3.40
                     Third Quarter                        $4.29   $1.50
                     Fourth Quarter                       $2.07   $1.45


* As of July 5, 2007.

(b) Holders. As of July 5, 2007, our Common Stock was held by approximately 649 shareholders of record. Our transfer agent is Continental Stock Transfer & Trust Company, with offices at 17 Battery Place, 8th Floor, New York, New York, phone number (212) 509-4000. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares of stock.

(c) Dividends. Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have neither declared nor paid any dividends on our common stock or on our Preferred A or Preferred B shares. We anticipate that no such dividends will be paid in the foreseeable future. Rather, we intend to apply any earnings, if any, to the expansion and development of our business. Any payment of cash dividends on any of our securities in the future will be dependent upon the future earnings of the Company, including its financial condition, capital requirements and other factors, which the Board of Directors deems relevant.

(d) Securities Authorized for Issuance Under Equity Compensation Plans.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the information indicated with respect to our compensation plans under which our common stock is authorized for issuance.

     -------------------------------------------------------------------------------------------------------------------------
                                                                                                       Number of securities
                                                                                                      remaining available for
                                                                                Weighted average       future issuance under
                                 Number of Securities to be issued              exercise price of    equity compensation plans
                                   upon exercise of outstanding               outstanding options,     (excluding securities
                                    options, warrants and rights               warrants and rights   reflected in column (a))
                                                (a)                                    (b)                      (c)
     -------------------------------------------------------------------------------------------------------------------------
     Equity compensation plans    On July 9, 2002 our stockholders approved            N/A                    190,000
     approved by security         our 2002 Stock Option Plan under which up
                                  holders to 190,000 shares of our common stock
                                  may be granted to our employees, directors and
                                  consultants. To date, no options have been
                                  granted under this plan. The exercise price of
                                  options granted under the 2002 Stock Option
                                  Plan will be the fair market value of our
                                  common stock on the date immediately preceding
                                  the date on which the option is granted.

     ----------------------------------------------------------------------------------------------------------------
     Equity compensation plans                  N/A
     not approved by security
     holders
     ----------------------------------------------------------------------------------------------------------------
        Total                                 190,000
     ----------------------------------------------------------------------------------------------------------------


EXECUTIVE COMPENSATION

The following table sets forth the total compensation paid to, accrued and forgiven by each executive for each of our last three completed fiscal years.

SUMMARY COMPENSATION TABLE

The table below reflects information concerning the annual compensation for the fiscal years ended July 31, 2006, 2005, and 2004 of those persons who were, as of July 31, 2006, (a) the Chief Executive Officer, and (b) the four most highly compensated executive officers to the extent that such persons, total annual salary and bonus exceeded $100,000.

                               ANNUAL COMPENSATION



                                                            FISCAL
                                                           YEAR-END
                          NAME AND PRINCIPAL                31-JUL           SALARY           BONUS
                          ------------------                ------           ------           -----
                          Robert Benou, Chairman             2006            $341,625        $140,000(1)
                          Chief Executive Officer,           2005            $323,333        $125,000
                          Chief Financial Officer and                                 *
                             Director                        2004            $312,000        $     --


                          Marc Benou, President              2006            $143,625        $ 80,000(2)
                          Chief Operating Officer,           2005            $111,000        $ 60,000
                          Secretary and Director             2004            $ 98,500 **     $     --


                          Thomas Fogg                        2006            $ 40,602        $     --
                          Vice-President -                   2005            $ 40,602        $     --
                          Engineering                        2004            $ 40,602        $     --

                                                                      LONG-TERM COMPENSATION
                                            -----------------------------------------------------------------------

                                                          CLOSING PRICE
                                                           OF COMMON STOCK       SECURITIES
                                           RESTRICTED     ON THE DATE OF THE     UNDERLYING
                                             STOCK         RESTRICTED STOCK        OPTION/              OTHER
          NAME AND PRINCIPAL                AWARDS (3)          AWARD               SARS             COMPENSATION
          ------------------                ----------          -----               ----             ------------
          Robert Benou, Chairman                   --           $  --                --              $18,000 ***
          Chief Executive Officer,             85,000  *        $3.13                --              $18,000 ***
          Chief Financial Officer and
             Director                         390,000           $4.49                --              $12,780 ***


          Marc Benou, President                    --           $  --                --
          Chief Operating Officer,             80,000           $3.13                --
          Secretary and Director              340,000           $4.49                --


          Thomas Fogg                              --           $  --                --
          Vice-President -                     20,000           $3.13                --
          Engineering                              --           $  --                --


* For the fiscal year ended July 31, 2004, Robert Benou forgave his entire salary.

** For the fiscal year ended July 31, 2004, Marc Benou forgave $63,500 of his salary.

*** Other compensation consisted of a car allowance.

(1) The Company paid Robert Benou's 2006 bonus by July 31, 2006.

(2) The Company paid $60,000 of Marc Benou's bonus as of July 31, 2006.The balance of $20,000 was paid in August 2006.

(3) On April 19, 2006, our stockholders approved the granting of 450,000 shares of our common stock to our directors, officers and employees. As of July 31, 2006, none of these shares were granted.

On July 9, 2002 our stockholders approved our 2002 Stock Option Plan under which up to 190,000 shares of our common stock may be granted to our employees, directors and consultants. To date, no options have been granted under this plan. The exercise price of options granted under the 2002 Stock Option Plan will be the fair market value of our common stock on the date immediately preceding the date on which the option is granted.

EMPLOYMENT AGREEMENTS

Mr. Robert Benou is serving under an employment agreement commencing June 1, 1997 and ending May 31, 2002, which pursuant to its terms renews for one-year terms until cancelled by either the Company or Mr. Benou. As of July 31, 2006, Mr. Benou's annual base salary is $360,000 and increases by $20,000 on June 1st of each year. In addition, Mr. Benou is entitled to an annual bonus equal to 6% of the Company's annual "income before income tax provision" as stated in its annual Form 10-KSB. The employment agreement also entitles Mr. Benou to the use of an automobile and to employee benefit plans, such as, life, health, pension, profit sharing and other plans. Under the employment agreement, employment terminates upon death or disability of the employee and the employee may be terminated by the Company for cause.

Mr. Marc Benou is serving under an employment agreement commencing June 1, 1997 and ending May 31, 2002, which pursuant to its terms renews for one-year terms until cancelled by either the Company or Mr. Benou. As of July 31, 2006, Mr. Benou's base salary is $148,000 and he receives annual increases of $6,000 on June 1st of each year. Mr. Benou is entitled to an annual bonus equal to 3% of the Company's annual "income before income tax provision" as stated in its annual Form 10-KSB. The employment agreement also entitles Mr. Benou to the use of an automobile and to employee benefit plans, such as, life, health, pension, profit sharing and other plans. Under the employment agreement, employment is terminated upon death or disability of the employee and employee may be terminated by the Company for cause.

CHANGES IN AND DISAGREEMENT WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statement and other information with the Securities and Exchange Commission. You may read and copy any report and any document we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock to be sold by the Selling Stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                      CONOLOG CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                     ------

                                                                              April 30, 2007     July 31, 2006
                                                                                (Unaudited)       (Audited)
                                                                                -----------       -----------
                CURRENT ASSETS:
                  Cash and cash equivalents                                     $   632,652       $   238,137
                  Certificate of Deposit                                          3,031,359         2,622,812
                  Accounts receivable - net of allowance                             64,261           183,622
                  Prepaid expenses                                                    2,320            26,376
                  Accounts receivable - other                                        11,099             4,377
                  Current portion of note receivable                                 14,864            14,864
                  Inventory                                                         600,000           600,000
                  Other current assets                                              146,364           146,364
                                                                                -----------       -----------

                                   TOTAL CURRENT ASSETS                           4,502,919         3,836,552
                                                                                -----------       -----------

                PROPERTY AND EQUIPMENT:
                  Machinery and equipment                                         1,345,976         1,341,961
                  Furniture and fixtures                                            429,765           423,342
                  Automobiles                                                        34,097            34,097
                  Computer software                                                 199,474           147,203
                  Leasehold improvements                                             30,265            30,265
                                                                                -----------       -----------
                Total Property and Equipment                                      2,039,577         1,976,868
                  Less: accumulated depreciation and amortization                (1,931,194)       (1,906,895)
                                                                                -----------       -----------
                         NET PROPERTY AND EQUIPMENT                                 108,383            69,973
                                                                                -----------       -----------

                OTHER ASSETS:
                  Inventory, net of current portion                                 574,463         1,123,681
                  Deferred research and development costs                            92,139                --
                  Deferred financing fees, net of amortization                      925,955           153,313
                  Note receivable, net of current portion                            97,856           110,243
                                                                                -----------       -----------

                                   TOTAL OTHER ASSETS                             1,690,413         1,387,237
                                                                                -----------       -----------

                                    TOTAL ASSETS                                $ 6,301,715       $ 5,293,762
                                                                                ===========       ===========


               The accompanying notes are an integral part of the
                  condensed consolidated financial statements

                      CONOLOG CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                       LIABILITIES & STOCKHOLDERS' EQUITY
                       ----------------------------------

                                                                                      April 30, 2007   July 31, 2006
                                                                                         (Unaudited)     (Audited)
                                                                                        ------------    ------------
        CURRENT LIABILITIES:

               Accounts payable                                                         $     97,575    $    125,843
               Accrued expenses                                                               29,696          60,910
                                                                                        ------------    ------------
                    TOTAL CURRENT LIABILITIES                                                127,271         186,753
                                                                                        ------------    ------------


      NON-CURRENT LIABILITIES:
             Convertible Debenture - net of discount of $ 391,580 at July 31, 2006
             and $1,800,715 as of April 30,2007.                                           1,024,285         858,420
                                                                                        ------------    ------------
                    TOTAL LIABILITIES                                                      1,151,556       1,045,173
                                                                                        ------------    ------------


      STOCKHOLDERS' EQUITY
        Preferred stock, par value $.50; Series A; 4% cumulative; 162,000 shares authorized; 155,000 shares issued and
          outstanding at April 30,2007 and July 31, 2006 , respectively.                      77,500          77,500
        Preferred stock, par value $.50; Series B; $.90 cumulative;
         2,000,000 shares authorized; 1,197 shares issued and outstanding
          at April 30,2007 and July 31, 2006 , respectively.                                     597             597
        Common stock, par value $0.01; 30,000,000 shares authorized;
          3,074,894 and 1,244,668 shares issued and outstanding at April 30,
          2007 and July 31, 2006 respectively including 220 shares
          held in treasury.                                                                   30,755          12,447
        Contributed capital                                                               43,407,565      36,020,982
        Retained (deficit)                                                               (38,188,399)    (31,731,203)
        Treasury shares at cost                                                             (131,734)       (131,734)
        Deferred compensation                                                                (46,125)             --
                                                                                        ------------    ------------

          TOTAL STOCKHOLDERS' EQUITY                                                       5,150,159       4,248,589
                                                                                        ------------    ------------



      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                        $  6,301,715    $  5,293,762
                                                                                        ============    ============


               The accompanying notes are an integral part of the
                  condensed consolidated financial statements

                      CONOLOG CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                             FOR THE THREE MONTHS         FOR THE NINE MONTHS
                                                                ENDED APRIL 30,              ENDED APRIL 30,
                                                            2007           2006           2007            2006
                                                         -----------    -----------    -----------    -----------
          PRODUCT REVENUE                                   $135,708        $72,462       $408,032       $326,675

          COST OF PRODUCT REVENUE
          Materials and Labor used in production              54,686         80,184        192,494        220,973

          Write down of obsolete inventory parts             300,000             --        776,802             --
                                                         -----------    -----------    -----------    -----------
                    TOTAL COST OF PRODUCT REVENUE            354,686         80,184        969,296        220,973

                    GROSS PROFIT (LOSS)                     (218,978)        (7,722)      (561,264)       105,702

          Selling, general and administrative expenses     1,178,919        763,479      2,465,825      2,287,303
                                                         -----------    -----------    -----------    -----------

                    LOSS BEFORE OTHER INCOME (EXPENSE)    (1,397,897)      (771,201)    (3,027,089)    (2,181,601)
                                                         -----------    -----------    -----------    -----------

          OTHER INCOME (EXPENSE)

            Induced  Conversion Cost                              --             --     (2,705,457)            --
            Interest income                                   34,104         38,910         93,559         97,196

            Amortization of deferred loan discount          (168,247)       (40,128)      (559,827)       (40,128)

            Amortization of deferred loan cost               (84,178)            --       (258,325)            --
                                                         -----------    -----------    -----------    -----------

                    TOTAL OTHER INCOME (EXPENSE)            (218,321)        (1,218)    (3,430,050)        57,068
                                                         -----------    -----------    -----------    -----------

                                                         -----------    -----------    -----------    -----------
          NET LOSS APPLICABLE TO COMMON SHARES           $(1,616,218)     $(772,419)   $(6,457,139)   $(2,124,533)
                                                         ===========    ===========    ===========    ===========


          NET LOSS PER COMMON SHARE                           $(0.53)        $(0.62)        $(3.26)        $(1.72)
                                                         -----------    -----------    -----------    -----------
          WEIGHTED AVERAGE NUMBER OF COMMON
            SHARES OUTSTANDING                             3,074,894      1,237,068      1,981,605      1,236,556
                                                         ===========    ===========    ===========    ===========


               The accompanying notes are an integral part of the
                  condensed consolidated financial statements

                      CONOLOG CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE NINE MONTHS ENDED APRIL 30, 2007 AND 2006

                                   (Unaudited)

                                                                                  2007           2006
                                                                               -----------    -----------
                      CASH FLOWS FROM OPERATING ACTIVITIES
                       NET LOSS                                                $(6,457,139)   $(2,124,533)
                      ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
                        (USED IN) CONTINUING OPERATIONS:
                        Depreciation                                                24,500         29,806
                        Amortization of deferred compensation                       46,125        547,750
                        Amortization of prepaid consulting expense                      --         43,803
                        Induced conversion cost                                  2,705,457             --
                        Shares issued for services                                  51,250             --
                        Amortization of discount on debenture                    1,657,158         63,160
                        Write down of obsolete inventroy                           776,802             --
                        Write down of research and development                     (92,139)      (156,060)
                      CHANGES IN ASSETS AND LIABILITIES
                        Decrease in accounts receivable                            119,361         77,921
                        (Increase) decrease in accounts receivable - other          (6,722)       106,235
                        Decrease in prepaid expenses                                24,056             --
                        (Increase) in inventories                                 (227,584)      (151,624)
                        (Increase) in deferred loan closings costs                (772,642)      (164,264)
                        (Increase) in other current assets                              --        (23,946)
                        (Decrease) in accounts payable                             (28,268)        (7,171)
                        (Decrease) in accrued expenses and other liabilities       (31,214)      (206,677)
                                                                               -----------    -----------
                        NET CASH (USED IN) CONTINUING OPERATIONS                (2,210,999)    (1,965,600)
                                                                               -----------    -----------
                      CASH FLOWS FROM INVESTING ACTIVITIES
                        Purchase of certificates of deposit                     (3,031,359)            --
                        Purchase of equipment and leasehold improvements           (62,910)        (7,311)
                                                                               -----------    -----------
                        NET CASH (USED IN) INVESTING ACTIVITIES                 (3,094,269)        (7,311)
                                                                               -----------    -----------
                      CASH FLOWS FROM FINANCING ACTIVITIES
                        Proceeds from convertible debenture                      2,825,000      1,250,000
                        Proceeds from issuance of stock and warrants               239,584             --
                        Proceeds from note receivable                               12,387             --
                                                                               -----------    -----------
                        NET CASH PROVIDED BY FINANCING ACTIVITIES                3,076,971      1,250,000
                                                                               -----------    -----------
                      NET (DECREASE) IN CASH AND CASH EQUIVALENTS               (2,228,297)      (722,911)
                      CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD            2,860,949      4,471,072
                                                                               -----------    -----------
                      CASH AND CASH EQUIVALENTS - END OF PERIOD                $   632,652    $ 3,748,161
                                                                               ===========    ===========

                      SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
                      CASH PAID DURING THE YEAR FOR:
                        Interest expense                                       $        --    $    12,158
                                                                               ===========    ===========
                        Income Taxes                                           $        --    $        --
                                                                               ===========    ===========
                      SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
                      Debt converted to equity                                 $ 1,250,000    $        --
                                                                               ===========    ===========
                      Common stock issued for services                         $    51,250    $     4,750
                                                                               ===========    ===========

                      Common stock issued for deferred compensation            $   184,500    $        --
                                                                               ===========    ===========


               The accompanying notes are an integral part of the
                  condensed consolidated financial statements

NOTE 1 - UNAUDITED FINANCIAL STATEMENTS

These condensed consolidated financial statements should be read in conjunction with the audited financial statements included in the Annual Report on Form 10-KSB for the year ended July 31, 2006. Since certain information and footnote disclosures normally included in condensed financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the instructions to Form 10-QSB of Regulation S-B as promulgated by the Securities and Exchange Commission, these condensed consolidated financial statements specifically refer to the footnotes to the condensed consolidated financial statements of the Company as of July 31, 2006. In the opinion of management, these unaudited interim condensed consolidated financial statements reflect all adjustments and disclosures necessary for a fair statement of the financial position and results of operations and cash flows of the Company for the interim periods presented. Such adjustments consisted only of those of a normal recurring nature. Results of operations for the nine months ended April 30, 2007 should not necessarily be taken as indicative of the results of operations that may be expected for the fiscal year ending July 31, 2007.

NOTE 2 - REVERSE 1-FOR-6 COMMON STOCK SPLIT AND EXERCISE OF WARRANTS

All prior period common stock and applicable share and per share amounts have been retroactively adjusted to reflect the 1-for-6 reverse split of the Company's Common Stock.

At a Special Meeting of the shareholders held on August 2, 2006 a proposal to amend the Certificate of Incorporation to give effect to a one-for-six reverse stock split of the common stock of the Company was approved by the stockholders. The reverse split was effected on August 4, 2006.

Pursuant to a Subscription Agreement dated January 19, 2006, the Company sold and issued to three Subscribers Convertible Notes having an aggregate principal balance of $ 1,250,000 which as a result of the reverse split are convertible into 166,667 (the "Note Shares") post split shares of (post 1-for-6 stock reverse split) common stock at a post split conversion price of $7.50, and warrants to purchase 166,668 shares of (post 1-for-6 stock reverse split) common stock at a post split exercise price of $5.7474 per share (the "Conversion Price"). Pursuant to an agreement dated as of September 28, 2006, between the Company and the selling shareholders who were parties to the January 19, 2006 Subscription Agreement (the "Subscribers"), the Company reduced the warrant exercise price of warrants held by the Subscribers to $1.25 so long as such warrants were exercised by October 31, 2006, after which time the warrant exercise price would revert to $5.7474, subject to adjustment as provided in the warrants. Pursuant to an agreement between the Company and First Montauk Securities Corp. (the placement agent in the private placement with the selling shareholders who were parties to the January 19, 2006 Subscription Agreement) the Company reduced the exercise price of warrants issued to First Montauk Securities Corp. and/or its transferees to $1.25. As of January 31, 2007 all of the Subscribers and some of the First Montauk Securities Corp. warrants, amounting to 191,667 warrants were exercised at a conversion price of $1.25 per share. The Company received a Gross amount of $239,584 for these warrants.

As permitted by the January 19, 2006 Subscription Agreement, on November 30th, the Company reduced the Conversion Price to $1.10 per share. Any shares in excess of the Notes Shares will not be registered under the Securities Act of 1933, as amended, and, therefore, may not be offered for sale, pledged or hypothecated in the absence of an effective registration statement or an opinion of counsel reasonably satisfactory to the Company that such registration is not required.

NOTE 3 - CONVERSION OF DEBT

In January 2007, the Company reduced the original conversion prices of their outstanding debentures from $7.50 to $1.10. Subsequent to the reduction in the conversion price the debt holders exercised their rights to convert. The incremental consideration of the shares issued in the conversion was valued at $2,705,457 and recorded as induced conversion costs in the accompanying statement of operations. In connection with this conversion, the amortization of deferred loan costs of $174,147 and the amortization of deferred loan discount of $363,610 were fully written off.

NOTE 4 - CONVERTIBLE DEBENTURE

On March 12, 2007 a private placement of an aggregate of $2,825,000, principal amount, of Convertible Debentures was placed with 8 investors. The Convertible Debentures, subject to stockholder approval as required by any applicable Nasdaq rules, the Convertible Debentures are convertible into an aggregate of 1,412,500 shares of the common stock of the Company.

The Conversion Price of the Convertible Debentures is $2.00 per share. The investors have also received warrants to purchase an aggregate of 1,412,500 shares of the Company's common stock at an exercise price of $2.88 per share, exercisable beginning at any time on the sooner of September 8, 2007 or the date the Company's stockholders approves the issuance of the Company's common stock issuable on conversion of the Convertible Debentures (if such approval is required by the applicable rules of the Nasdaq) through the fifth anniversary of the issuance. In addition, the selling agent (including certain of its employees and affiliates) was granted a warrant to acquire 282,500 shares of the Company's common stock. The Company received net proceeds of $2,487,500.

                      CONOLOG CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 2006 AND 2005

                                                                        Page(s)
                                                                       --------
Report of Independent Registered Public Accounting Firm                   F1

Consolidated Balance Sheets as of July 31, 2006 and 2006                F2 - F3

Consolidated Statements of Operations for the Years Ended
   July 31, 2006 and 2005                                                 F4

Consolidated Statements of Changes in Stockholders' Equity for the
   Years Ended July 31, 2006 and 2005                                     F5

Consolidated Statements of Cash Flows for the Years Ended
   July 31, 2006 and 2005                                               F6 - F7

Notes to Consolidated Financial Statements                              F8 - F20

                    BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.

                          CERTIFIED PUBLIC ACCOUNTANTS

                               High Ridge Commons
                                 Suites 400-403
                           200 Haddonfield Berlin Road
                           Gibbsboro, New Jersey 08026

(856) 346-2828 Fax (856) 346-2882

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Conolog Corporation
Somerville, New Jersey

We have audited the accompanying consolidated balance sheets of Conolog Corporation and Subsidiaries (the "Company") as of July 31, 2006 and 2005 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Conolog Corporation and its Subsidiaries as of July 31, 2006 and 2005, and the results of its operations, changes in stockholders' equity, and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C. BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
Gibbsboro, New Jersey

October 27, 2006

MEMBER OF: AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS NEW JERSEY SOCIETY OF CERTIFIED PUBLIC ACCOUNTANTS
PENNSYLVANIA INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS

                      CONOLOG CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             JULY 31, 2006 and 2005

                                     ASSETS

                         ASSETS
                                                                              2006                       2005
                                                                              ----                       ----
              CURRENT ASSETS:
                 Cash and cash equivalents                               $   238,137               $  1,936,655
                 Certificate of Deposit                                    2,622,812                  2,534,417
                 Accounts receivable - net of allowance                      183,622                     89,194
                 Prepaid expenses                                             26,376                     23,755
                 Accounts receivable - other                                   4,377                         --
                 Current portion of note receivable                           14,864                     14,864
                 Inventory                                                   600,000                    900,000
                 Other current assets                                        146,364                    252,599
                                                                         -----------               ------------

                     TOTAL CURRENT ASSETS                                  3,836,552                  5,751,484
                                                                         -----------               ------------

              PROPERTY, PLANT AND EQUIPMENT:
                 Machinery and equipment                                   1,341,961                  1,324,504
                 Furniture and fixtures                                      423,342                    423,342
                 Automobiles                                                  34,097                     34,097
                 Computer software                                           147,203                    147,203
                 Leasehold improvements                                       30,265                     30,265
                                                                         -----------               ------------

              Total Property, Plant and Equipment                          1,976,868                  1,959,411
                 Less: accumulated depreciation and amortization          (1,906,895)                (1,868,405)
                                                                         -----------               ------------

                   NET PROPERTY, PLANT AND EQUIPMENT                          69,973                     91,006
                                                                         -----------               ------------

              OTHER ASSETS:
                 Inventory, net of current portion                         1,123,681                    970,212
                 Deferred financing fees, net of amortization                153,313                         --
                 Note receivable, net of current portion                     110,243                    125,106
                                                                         -----------               ------------

                     TOTAL OTHER ASSETS                                    1,387,237                  1,095,318
                                                                         -----------               ------------

                     TOTAL ASSETS                                        $ 5,293,762               $  6,937,808
                                                                         ===========               ============


The accompanying notes are an integral part of the consolidated financial statements.

                      CONOLOG CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             JULY 31, 2006 AND 2005

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                  LIABILITIES & STOCKHOLDERS' EQUITY                   2006            2005
                                                  ----------------------------------                   ----            ----
    CURRENT LIABILITIES:
           Accounts payable                                                                       $    125,843    $     46,650
           Accrued expenses                                                                             60,910         248,643
           Accrued legal fees                                                                             --           175,000
                                                                                                  ------------    ------------

             TOTAL CURRENT LIABILITIES                                                                 186,753         470,293
                                                                                                  ------------    ------------

    NON-CURRENT LIABILITIES:
         Convertible Debenture - net of discount of $ 391,580                                          858,420            --
                                                                                                  ------------    ------------

             TOTAL LIABILITIES                                                                       1,045,173         470,293
                                                                                                  ------------    ------------

    STOCKHOLDERS' EQUITY
       Preferred stock, par value $.50; Series A; 4% cumulative; 162,000 shares authorized; 155,000 shares issued and outstanding
         at July 31, 2006 and 2005, respectively.                                                       77,500          77,500
       Preferred stock, par value $.50; Series B; $.90 cumulative; 2,000,000 shares authorized; 1,197 shares issued and outstanding at July 31, 2006 and 2005,
         respectively.                                                                                     597             597
       Common stock, par value $0.01; 30,000,000 shares authorized; 7,441,353 and 7,417,847 shares issued and outstanding at July 31, 2006 and 2005 respectively including 220
         shares held in treasury.                                                                       74,414          74,172
       Contributed capital                                                                          35,954,019      35,425,721
       Retained (deficit)                                                                          (31,726,207)    (28,391,938)
       Treasury shares at cost                                                                        (131,734)       (131,734)
       Deferred compensation                                                                              --          (547,750)
       Prepaid consulting                                                                                 --           (39,053)
                                                                                                  ------------    ------------

         TOTAL STOCKHOLDERS' EQUITY                                                                  4,248,589       6,467,515
                                                                                                  ------------    ------------

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                    $  5,293,762    $  6,937,808
                                                                                                  ============    ============


The accompanying notes are an integral part of the consolidated financial statements.

                      CONOLOG CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE YEARS ENDED JULY 31, 2006 AND 2005

                                                                                     2006          2005
                                                                                     ----          ----

                        OPERATING REVENUES
                           Product revenue                                    $   547,767   $   549,222

                        COST OF PRODUCT REVENUES
                           Materials used for current years' production           282,932       494,605
                           Write down of obsolete inventory parts                 245,326          --
                                                                              -----------   -----------

                        TOTAL COST OF PRODUCT REVENUES                            528,258       494,605

                        GROSS PROFIT                                               19,509        54,617
                                                                              -----------   -----------

                        OPERATING EXPENSES
                           General and administrative costs                     2,159,037     2,498,039
                           Professional fees                                      552,434       374,292
                           Selling and trade shows                                314,100       274,503
                           Research and development                               376,713       177,338
                                                                              -----------   -----------

                             TOTAL OPERATING EXPENSES                           3,402,284     3,324,172
                                                                              -----------   -----------

                        LOSS BEFORE OTHER INCOME (EXPENSE)                     (3,382,775)   (3,269,555)
                                                                              -----------   -----------

                        OTHER INCOME (EXPENSE)
                           Interest income                                        135,841        58,154
                           Interest (expense)                                     (83,680)      (23,371)
                           Other income                                               525           720
                                                                              -----------   -----------

                             TOTAL OTHER INCOME                                    52,686        35,503
                                                                              -----------   -----------

                        LOSS FROM OPERATIONS BEFORE INCOME TAX BENEFIT         (3,330,089)   (3,234,052)
                             Benefit from income taxes                               --         246,723
                                                                              -----------   -----------

                        NET LOSS APPLICABLE TO COMMON SHARES                  $(3,330,089)  $(2,987,329)
                                                                              ===========   ===========

                        NET LOSS PER COMMON SHARE                             $     (0.45)  $     (0.59)
                                                                              ===========   ===========

                        WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING    7,425,822     5,024,671
                                                                              ===========   ===========


The accompanying notes are an integral part of the consolidated financial statements.

                      CONOLOG CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   FOR THE YEARS ENDED JULY 31, 2006 AND 2005

                                          SERIES A                 SERIES B
                                     PREFERRED STOCK           PREFERRED STOCK                  COMMON STOCK            CONTRIBUTED
                                    SHARES      AMOUNT       SHARES        AMOUNT          SHARES          AMOUNT         CAPITAL
                                    ------      ------       ------        ------          ------          ------         -------
    Balance at July
       31, 2004                     155,000   $ 77,500        1,197          $597         2,878,781         $28,795    $ 25,895,647
                                    =======   ========      =======          ====         =========         =======    ============

    Conversion of
       debt                            --             --         --             --        1,032,076          10,321       1,083,679

    Common shares
       issued for
       cash                            --             --         --             --        2,569,355          25,686       3,049,649

    Costs directly
       related to
       stock
       subscriptions                   --             --         --             --             --              --        (1,093,781)

    Warrants issued
       for common
       stock shares                    --             --         --             --             --              --        (1,187,928)

    Warrants
       converted to
       common stock
       shares                          --             --         --             --          470,000           4,700       2,391,501

    Shares issued
       for services
       to be provided                  --             --         --             --          117,000           1,170         333,181

    Amortization of
       consultant
       services                        --             --         --             --             --              --              --

    Common shares
       issued to
       officers,
       directors and
       employees                       --             --         --             --          350,000           3,500       1,092,000

    Amortization
       officers,
       directors and
       employee
       compensation                    --             --         --             --             --              --              --

    Exchange lots /
       escheatment                     --             --         --             --              635            --              --

    Net loss for the
       Year                            --             --         --             --             --              --              --

    Dividends                          --             --         --             --             --              --             4,180

    Balance at July 31, 2005        155,000   $ 77,500,197  1,417,847        $   597      7,417,847    $     74,172    $ 31,568,128

    Original
       Discount on
       Convertible
       Debenture                       --             --         --             --             --              --           482,710

    Shares issued
       for services
       to be provided                  --             --         --             --           50,000             500          41,150

    Amortization of
       consultant
       services                        --             --         --             --             --              --              --

    Amortization
       officers,
       directors and
       employee
       compensation                    --             --         --             --             --              --              --

    Exchange lots/
       escheatment                     --             --         --             --          (26,494)           (258)            258

    Net loss for the
       Year                            --             --         --             --             --              --              --

    Dividends                          --             --         --             --             --              --             4,180
                                    -------   ------------  ---------        -------      ---------         -------    ------------
    Balance at July
       31, 2006                     155,000   $ 77,500,197  1,441,353        $   597      7,441,353         $74,414    $ 32,096,426
                                    =======   ============  =========        =======      =========         =======    ============
                                     CONTRIBUTED      RETAINED                                                         TOTAL
                                      CAPITAL -       EARNINGS        TREASURY        DEFERRED         PREPAID      STOCKHOLDERS'
                                      WARRANTS       (DEFICIT)         STOCK        COMPENSATION      CONSULTING       EQUITY
                                     ------------    ------------    ------------    ------------    ------------    ------------


          Balance at July
             31, 2004                $  1,599,401    $(25,400,429)   $(131,734)      $       --      $   (124,670)   $  1,945,107
                                     ============    ============    ==========      ============    ============    ============

          Conversion of
             debt                            --              --              --              --              --         1,094,000

          Common shares
             issued for
             cash                            --              --              --              --              --         3,075,335

          Costs directly
             related to
             stock
             subscriptions                   --              --              --              --              --        (1,093,781)

          Warrants issued
             for common
             stock shares               3,857,593            --              --              --              --         2,669,665

          Warrants
             converted to
             common stock
             shares                    (1,599,401)           --              --              --              --           796,800

          Shares issued
             for services
             to be provided                  --              --              --              --          (334,351)           --

          Amortization of
             consultant
             services                        --              --              --              --           419,968         419,968

          Common shares
             issued to
             officers,
             directors and
             employees                       --              --              --        (1,095,500)           --              --

          Amortization
             officers,
             directors and
             employee
             compensation                    --              --              --           547,750            --           547,750

          Exchange lots /
             escheatment                     --              --              --              --              --              --

          Net loss for the
             Year                            --        (2,987,329)           --              --              --        (2,987,329)

          Dividends                          --            (4,180)           --              --              --              --

                                     ------------    ------------    ------------    ------------    ------------    ------------
          Balance at July 31, 2005   $  3,857,593    $(28,391,938)   $   (131,734)   $   (547,750)   $    (39,053)   $  6,467,515
                                     ============    ============    ============    ============    ============    ============

          Original
             Discount on
             Convertible
             Debenture                       --              --              --              --              --           482,710

          Shares issued
             for services
             to be provided                  --              --              --              --              --            41,650

          Amortization of
             consultant
             services                        --              --              --              --            39,053          39,053

          Amortization
             officers,
             directors and
             employee
             compensation                    --              --              --           547,750            --           547,750

          Exchange lots/
             escheatment                     --              --              --              --              --              --

          Net loss for the
             Year                            --        (3,330,089)           --              --              --        (3,330,089)

          Dividends                          --            (4,180)           --              --              --              --
                                     ------------    ------------    ------------    ------------    ------------    ------------

          Balance at July
             31, 2006                $  3,857,593    $(31,726,207)   $   (131,734)            $--             $--    $  4,248,589
                                     ============    ============    ============    ============    ============    ============


The accompanying notes are an integral part of the consolidated financial statements.

                      CONOLOG CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE YEARS ENDED JULY 31, 2006 AND 2005

                                                                                              2006          2005
                                                                                              ----          ----
        CASH FLOWS FROM OPERATING ACTIVITIES
           Net loss from continuing operations                                           $(3,330,089)   $(2,987,329)
        ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH (USED IN) CONTINUING
        OPERATIONS:
           Depreciation                                                                       38,490         50,530
           Amortization of deferred compensation                                             547,750        547,750
           Amortization of prepaid consulting expense                                         39,053        419,968
           Shares issued for services                                                         41,650           --
           Amortization of discount on debenture                                              91,130           --
           Amortization of deferred financing fees                                            21,902           --
           Write down of obsolete inventory                                                  245,326           --
           Gain on sale of equipment                                                            --             (400)
        CHANGES IN ASSETS AND LIABILITIES
           (Increase) decrease in accounts receivable                                        (94,428)        58,977
           (Increase) in accounts receivable - other                                          (4,377)          --
           (Increase) in prepaid expenses                                                     (2,621)          --
           (Increase) Decrease in inventories                                                (98,795)        54,205
           (Increase) decrease in other current assets                                       106,235       (232,255)
           Increase (decrease) in accounts payable                                            79,193       (162,925)
           Increase (decrease) in accrued expenses and other liabilities                    (362,734)       270,047
                                                                                         -----------    -----------

           NET CASH (USED IN) CONTINUING OPERATIONS                                       (2,682,315)    (1,981,432)
                                                                                         -----------    -----------

        CASH FLOWS FROM INVESTING ACTIVITIES
           Proceeds from sale of equipment                                                      --              400
           Purchase of equipment and leasehold improvements                                  (17,457)       (46,926
           Purchase of certificate of deposit                                             (2,622,812)    (2,534,417)
           Redemption of certificate of deposit                                            2,534,417           --
                                                                                         -----------    -----------

           NET CASH (USED IN) INVESTING ACTIVITIES                                          (105,852)    (2,580,943)
                                                                                         -----------    -----------

        CASH FLOWS FROM FINANCING ACTIVITIES
           Repayment of loan from officer                                                       --          (77,427)
           Proceeds from issuance of convertible debenture                                 1,250,000           --
           (Increase) in deferred financing fees                                            (175,215)          --
           Proceeds from issuance of stock, net of issuance costs                               --        4,651,219
           Proceeds from issuance of stock and warrants                                         --          796,800
           Proceeds from note receivable                                                      14,864          8,670
                                                                                         -----------    -----------

           NET CASH PROVIDED BY FINANCING ACTIVITIES                                       1,089,649      5,379,262


The accompanying notes are an integral part of the consolidated financial statements.

                      CONOLOG CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                   FOR THE YEARS ENDED JULY 31, 2006 AND 2005

                                                                                   2006           2005
                                                                                   ----           ----

                        NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS    (1,698,518)       816,887

                        CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR            1,936,655      1,119,768
                                                                               -----------    -----------

                        CASH AND CASH EQUIVALENTS - END OF YEAR                $   238,137    $ 1,936,655
                                                                               ===========    ===========

                        SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
                        CASH PAID DURING THE YEAR FOR:
                           Interest expense                                    $    27,740    $    23,371
                                                                               ===========    ===========

                        SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
                        Debt converted to equity                               $      --      $ 1,094,000
                                                                               ===========    ===========

                        Common stock issued for services to be provided        $    41,650    $   334,350
                                                                               ===========    ===========

                        Common stock issued for deferred compensation          $      --      $ 1,095,500
                                                                               ===========    ===========


The accompanying notes are an integral part of the consolidated financial statements.

                      CONOLOG CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 2006 AND 2005

NOTE 1- NATURE OF ORGANIZATION

Conolog Corporation (the "Company") is in the business of design, manufacturing and distribution of small electronic and electromagnetic components and subassemblies for use in telephone, radio and microwave transmissions and reception and other communication areas. The Company's products are used for transceiving various quantities, data and protective relaying functions in industrial, utility and other markets. The Company's customers include primarily industrial customers, which include power companies, and various branches of the military.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Conolog Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

CASH AND EQUIVALENTS

For the purpose of the statements of cash flows, cash equivalents include time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less. The Company maintains cash and cash equivalents balances at financial institutions and are insured by the Federal Deposit Insurance Corporation up to $100,000. At times during the year, balances in certain bank accounts may exceed the FDIC insured limits.

CERTIFICATES OF DEPOSIT

At July 31, 2006 and 2005, the Company had one year certificates of deposit totaling $2,622,812 and $2,534,417, with interest at a rate of 4.18% and 3.25% and maturing March 2006 and August 2006, respectively.

INVENTORIES

Inventories are valued at the lower of cost (determined on a first-in, first-out basis) or market.

ACCOUNTS RECEIVABLE

Accounts Receivable are recorded at net realizable value.

The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2006 AND 2005

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost, less allowances for depreciation and amortization. Depreciation and amortization are computed by the straight-line method over the estimated useful lives (3 to 7 years) of the assets. Depreciation and amortization was $38,490 and $50,530 for the years ended July 31, 2006 and 2005, respectively. Repairs and maintenance expenditures which do not extend the useful lives of the related assets are expensed as incurred.

RESEARCH AND DEVELOPMENT

Research and Development costs incurred in the development of the Company's CM-100 Platform system, and directly charged to expense amounted to $376,713 during fiscal year July 31,2006. Research and Development costs directly charged to expense were $177,338 for the year ended July 31, 2005.

REVENUE RECOGNITION

Revenue is recorded in accordance with the guidance of the SEC's Staff Accounting Bulletin (SAB) No. 104, which supersedes SAB No. 101. Revenue from product sales are recognized at the time of shipment (when title and risks and rewards of ownership have passed) upon fulfillment of acceptance terms; products are not sold on a conditional basis. Therefore, when delivery has occurred the sale is complete as long as the collection of the resulting receivable is probable.

ADVERTISING COSTS

Advertising costs are charged to operations when incurred. Advertising expense was $1,380 and $7,301 for the years ended July 31, 2006 and 2005, respectively.

SHIPPING AND HANDLING COSTS

Shipping and handling costs are expensed as incurred and amounted to $23,416 and $25,627 for the years ended July 31, 2006 and 2005, respectively.

                      CONOLOG CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JULY 31, 2006 AND 2005

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) SECURITIES ISSUED FOR SERVICES

The Company accounts for common stock issued for compensation services of Officers, Directors and employees by reference to the fair market value of the Company's stock on the date of stock issuance. Consulting service and commission expense is recorded at the rate that such services are normally paid at.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash, accounts receivable, other current assets, accounts payable and accrued expenses approximates fair value because of the short maturity of these instruments.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes also are recognized for operating losses that are available to offset future federal and state income taxes.

LOSS PER SHARE OF COMMON STOCK

Loss per share of common stock is computed by dividing net loss (after dividends on preferred shares) by the weighted average number of shares of Common Stock outstanding during the year. The preferred dividends are not reflected in arriving at the net loss as they are not material and would have no effect on earning per share available to common shareholders. The number of weighted average shares used in the computations were 7,425,822 and 5,024,671 for 2006 and 2005 respectively. The effect of assuming the exchange of Series A Preferred Stock and Series B Preferred Stock in 2006 and 2005 would be anti-dilutive.

RECLASSIFICATIONS

Certain amounts for the year ended July 31, 2005 have been reclassified to conform to the presentation of the July 31, 2006 amounts. The reclassifications have no effect on the net loss for the year ended July 31, 2005.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2006 AND 2005

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                   LOSS PER SHARE OF COMMON STOCK (CONTINUED)

LOSS PER SHARE OF COMMON STOCK (CONTINUED)

The effect of assuming the exercise of outstanding warrants at July 31, 2005 would be anti-dilutive.

The following is a reconciliation of the computation for basic and diluted EPS:

                                                                                      JULY 31,     JULY 31,
                                                                                        2006         2005
                                                                                        ----         ----

                 Net Loss                                                         $(3,330,089)   $(2,987,329)
                                                                                  -----------    -----------


                 Weighted-average common shares outstanding (Basic)                 7,425,822      5,024,671

                 Weighted-average common stock equivalents:
                    Stock options                                                        --             --
                    Warrants                                                             --             --
                                                                                  -----------    -----------

                 Weighted-average common shares outstanding (Diluted)               7,425,822      5,024,671

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2006 AND 2005

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

On December 16, 2004, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R"). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective for small business issuers as of the first interim period that begins after December 15, 2005. Accordingly, the Company will implement the revised standard in the third quarter of fiscal year 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company's results of operations in the third quarter of fiscal year 2006 and thereafter.

In November 2004, the FASB issued Financial Accounting Standards No. 151 (FAS
151), "Inventory Costs - an amendment of ARB No. 43, Chapter 4". FAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage. In addition, FAS 151 requires companies to base the allocation of fixed production overhead to the costs of conversion on the normal capacity of production facilities. FAS 151 is effective for the Company in 2006. The Company does not expect FAS 151 to have a material impact on its results or financial statements.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2006 AND 2005

NOTE 3- INVENTORY

Inventory consisted of the following as of July 31,:

                                                    2006              2005
                                                    ----              ----
                Finished Goods                  $  207,932        $  454,377
                Work-in-process                      1,710            10,448
                Raw materials                    1,514,039         1,405,387
                                                ----------        ----------
                                                $1,723,681        $1,870,212


Inventory of $1,123,681 was classified as non-current. Only the amount the Company expects to realize in the next operating cycle has been classified as current.

NOTE 4 - DEFERRED FINANCING FEES

The Company has recorded deferred financing fees of $175,215, equal to the fair market value of warrants issued in conjunction with the convertible bond debentures. These deferred financing fees will be amortized over the life of the loans. Amortization expense for these fees for the year ended July 31, 2006 was $21,902.

NOTE 5 - NOTE RECEIVABLE

The company entered into an Agreement to Rescind Asset Purchase Agreement, dated October 22, 2002. This Agreement requires the repayment $148,640.32, consisting of principal and interest accrued to July 31, 2004. Payments of $1,606.89 (principal of 41,238.68 and interest at 5% of $368.22) begin December 30, 2004 and will continue monthly until the full balance is repaid.

NOTE 6- RENTAL COMMITMENTS

Total rental expense for operating leases of the Company amounted to approximately $55,680 and $55,680 during the years ended July 31, 2006 and 2005, respectively. The Company currently leases its facilities on a month-to-month basis.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2006 AND 2005

NOTE 7- INCOME TAXES

The income tax (benefit) is comprised of the following:

                  JULY 31,

                                                   2006                 2005
                                                   ----                 ----

                  Current Income Taxes           $     --           $      --
                     Federal                           --                  --
                     State                             --            (246,723)
                                                 --------           ---------
                                                 $     --           $(246,723)
                                                 ========           =========


In 1998, the State of New Jersey enacted legislation allowing emerging technology and/or biotechnology companies to sell their unused New Jersey Net Operating Loss ("NOL") Carryover and Research and Development Tax Credits ("R&D" Credits) to corporate taxpayers in New Jersey. During fiscal year ended July 31, 2005, the Company entered into an agreement under which it sold a portion of its NOL carryover. The total proceeds of this transaction are recorded as a benefit in the accompanying financial statements. The remaining unsold portion of this NOL of $146,364 is recorded on the balance sheet as Other Current Assets.

Deferred taxes are recognized for temporary differences between the bases of assets and liabilities for financial statement and income tax purposes, and net operating losses.

The temporary differences causing deferred tax benefits are primarily due to net operating loss carry forwards. The Company has established a valuation allowance at the full value of the deferred tax asset.

At July 31, 2006 and 2005, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $39,000,000 and $32,860,000 respectively, which is available to offset future Federal and State taxable income through 2026.

There was no provision for income taxes for the year ended July 31, 2006 and July 31, 2005.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2006 AND 2005

                                               2006                  2005
                                               ----                  ----

         Deferred tax asset                 $ 10,107,718        $  8,516,400
         Less: Valuation allowance           (10,107,718)         (8,516,400)
                                            ------------        ------------
                                            $         --        $         --


NOTE 8- PROFIT SHARING PLAN

The Company sponsors a qualified profit sharing plan that covers substantially all full time employees. Contributions to the plan are discretionary and determined annually by management. No contributions to the plan were made during the years ended July 31, 2006 and 2005.

The Plan also provides an employee savings provision (401(k) plan whereby eligible participating employees may elect to contribute up to 15% of their compensation to an investment trust. The Company made matching contributions to the plan of $163,407 and $160,542 for the fiscal years ended July 31, 2006 and 2005 respectively.

NOTE 9- STOCKHOLDERS' EQUITY

The Series A Preferred Stock provides 4% cumulative dividends, which were $114,583 ($0.74 per share) in arrears at July 31, 2006. In addition, each share of Series A Preferred Stock may be exchanged for one share of Common Stock upon surrender of the Preferred Stock and payment of $48,000 per share. The Company may redeem the Series A Preferred Stock at $.50 per share plus accrued and unpaid dividends.

The Series B Preferred Stock provides cumulative dividends of $0.90 per share, which were $37,776 ($31.56 per share) in arrears at July 31, 2006. In addition, each share of Series B Preferred Stock is convertible into .005 of one share of Common Stock.

On July 29, 2004, the Company entered into a subscription agreement with a group of investors for common stock and warrants to purchase shares of common stock. The Company sold to the investors 479,000 shares of common stock and 200,000 warrants with an exercise price of $1.84, which expire on July 30,2029. The Company received $688,500 in exchange for the shares and warrants. The warrants were valued using the Black-Scholes option valuation model with a resulting allocation of the aggregate

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2006 AND 2005

proceeds from the subscription attributable to the warrants of $399,401. The following assumptions were utilized to value the warrants: price per share of common stock of $1.84; expected life of five years; expected volatility of 149%; a risk free interest rate of 3.7%; and an expected yield of 0.0%.

On February 15, 2005 the above 200,000 warrants were exercised and the Company received proceeds of $367,500.

On February 18, 2005, the Company entered into a subscription agreement with a group of investors for common stock and warrants to purchase shares of common stock. The Company sold to the investors 1,369,355 shares of common stock and 958,549 warrants with an exercise price of $1.25, which expire on August 18, 2010. The Company received $4,245,000 in exchange for the shares and warrants.

On July 19, 2005, the Company entered into a subscription agreement with a group of investors for common stock and warrants to purchase shares of common stock. The Company sold to the investors 1,200,000 shares of common stock and 1,440,000 warrants with an exercise price of $1.6892, which expire on January 19, 2011. The Company received $1,500,000 in exchange for the shares and warrants.

On January 19, 2006, pursuant to a Subscription Agreement, the Company sold and issued to three Subscribers Convertible Notes having an aggregate principal balance of $1,250,000 which are convertible into 1,000,000 shares of common stock at a conversion price of $1.25 per share, and warrants to purchase 1,000,000 shares of common stock at a price of $0.9579 per share. The Warrants are exercisable as of April 19, 2006 and terminate on the fifth year anniversary date. Interest payable on these notes accrues at a rate of 5% per annum. The convertible notes and warrants have been recorded in compliance with APB-14.

The $1,250,000 of proceeds attributed to the Convertible Debenture are recorded based upon their relative fair value. The value assigned to the warrants of $401,363 has been recorded as a discount to the convertible debenture. Additionally, the warrants valued at $0.9579 per share represents a Beneficial Conversion feature calculated at their intrinsic value and amounted to $46,157. This beneficial conversion feature has been recorded as a discount to the convertible debenture. This aggregate discount to the debt of $447,520 will be amortized over the life of the debt using the effective interest method.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2006 AND 2005

NOTE 9- STOCKHOLDERS' EQUITY (CONTINUED)

A summary of the Company's warrant activity is as follows:

                                                  YEAR ENDED JULY 31, 2006
                                                 -------------------------
                                                                  WEIGHTED
                                                  NUMBER          AVERAGE
                                                    OF           EXERCISE
                                                 WARRANTS          PRICE
                                                 --------          -----
                     Balance at July 31, 2004      470,000      $     1.69
                     Exercised September 2004     (270,000)           1.59
                     Issued February 2005          958,549            1.25
                     Exercised February 2005      (200,000)           1.84
                     Issued July 2005            1,440,000            1.69
                                                 ---------      ------------

                     Balance at July 31, 2005    2,398,549            1.28
                       Issued January 2006       1,200,000             .9579
                                                 ---------      ------------

                     Balance at July 31, 2006    3,598,549      $     1.17
                                                 =========      ============


NOTE 10- CONVERTIBLE DEBENTURES

On April 26, 2004, the Company entered into a Securities Purchase Agreement with an investor, whereby the Company issued and sold to the investor, in a private placement, a $1,200,000 principal amount Secured Convertible Term Note and warrants to purchase 270,000 shares of common stock. The principal amount of the note was repayable at the rate of $50,000 per month, plus accrued interest, if any, commencing on May 1, 2005 and may be paid at the investors' option in cash or shares of the Company's common stock at the conversion rate of $1.06.

The 270,000 warrants were exercised on September 27, 2004 at an exercise price of 1.59. The warrants were valued using the Black-Scholes option valuation model with a resulting allocation to interest expense of $1,200,000. The following assumptions were utilized to value the warrants: price per share $4.55; expected life of seven years; expected volatility of 151%; a risk free interest rate of 3.4%; and an expected yield of 0.0%.

As of July 31, 2004, $106,000 of principal was converted into 100,000 common shares. During Fiscal 2005, the remainder of $ 1,094,000 of principal was converted into 1,032,076 common shares.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2006 AND 2005

Pursuant to a Subscription Agreement, dated January 19, 2006, the Company sold and issued to three Subscribers Convertible Notes having an aggregate principal balance of $ 1,250,000 which are convertible into 1,000,000 shares of common stock at a conversion price of $ 1.25 per share, and warrants to purchase 1,000,000 shares of common stock at a price of $ 0.9579 per share. Interest payable on these notes accrues at a rate of 5% per annum. The convertible notes and warrants have been recorded in compliance with APB-14.

The $1,250,000 of proceeds attributed to the Convertible Debenture are recorded based upon their relative fair value. The value assigned to the warrants of $401,363 has been recorded as a discount to the convertible debenture. Additionally, the warrants valued at $0.9579 per share represents a Beneficial Conversion feature calculated at their intrinsic value and amounted to $46,157. This beneficial conversion feature has been recorded as a discount to the convertible debenture. This aggregate discount (deferred loan cost) to the debt of $447,520 will be amortized over the life of the debt using the effective interest method.

Amortizing payments of the outstanding principal amount of this Note shall commence on the 24 th month anniversary by the payment of cash or by the conversion into Common Stock.

The schedule below represents principal amortization for the next 4 years under the Note agreement.

For the Twelve months ending July 31,

                  2007                                 $        --
                  2008                                     312,498
                  2009                                     625,000
                  2010                                     312,502
                                                       -----------
          Total Long term debt                         $ 1,250,000
                                                       ===========


NOTE 11- MAJOR CUSTOMERS

The following summarizes sales to major customers (each 10% or more of net sales) by the Company:

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2006 AND 2005

                                SALES TO MAJOR   NUMBER OF     PERCENTAGE OF
             YEAR ENDED            CUSTOMERS     CUSTOMERS         TOTAL
             ----------            ---------     ---------         -----

                2006              $ 158,437          2              29.6 %
                2005              $ 342,271          2              62.0 %


NOTE 12- STOCK OPTION PLAN

                             2002 STOCK OPTION PLAN

On April 23, 2002, the Board of Directors of the Company adopted the 2002 Stock Option Plan ("the 2002 Plan"). Under the 2002 Plan, the Company may grant up to 190,000 shares of common stock as either incentive stock options under Section 422A of the Internal Revenue Code or nonqualified stock options. Subject to the terms of the 2002 Plan, options may be granted to eligible persons at any time and under such terms and conditions as determined by the 2002 Stock Option Committee ("the Committee"). Unless otherwise determined by the Committee, each stock option shall terminate no later than ten years (or such shorter time as may be fixed by the Committee) after the date in which it was granted. The exercise price for incentive stock options must be at least one hundred percent (100%) of the fair market value of common stock as determined on the date of the grant. The exercise price for nonqualified stock options may not be granted at less than eighty-five percent (85%) of the fair market value of the shares on the date of grant.

As of July 31, 2006, there had been no shares granted under the 2002 Plan.

NOTE 13- SECURITIES ISSUED FOR SERVICES

During fiscal year ended July 31, 2006, the Company issued 50,000 shares of common stock to various consultants for services. These services were performed in fiscal year 2006 and expensed at their fair value of consideration received at the date of the agreement in accordance with EITF 00-18 "Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees".

During fiscal year July 31, 2005, the Company issued 417,000 shares of common stock to various consultants for services. Of these, 37,500 shares issued were for services that extend into the future and were amortized against invoices billed by the consultants for actual services rendered in fiscal year 2006. The remaining were expensed at the fair value of consideration received during fiscal year 2005.

                      CONOLOG CORPORATION AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                             JULY 31, 2006 AND 2005

NOTE 14- SUBSEQUENT EVENTS

At a Special Meeting of Shareholders held on August 2, 2006 a proposal was approved amending the Corporation's Certificate of Incorporation to effect a one-for-six reverse split of the Corporation's Common Stock. The number of shares outstanding before the date of change (August 4, 2006) was 7,468,003. The number of shares outstanding after this date was 1,244,668.